UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Oclaro, Inc.

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OCLARO, INC.
2584 Junction Avenue
San Jose, California 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on October 27, 2010

To the Stockholders of Oclaro, Inc.:

The annual meeting of stockholders of Oclaro, Inc., a Delaware corporation (“Oclaro,” “we,” “us” or “our”), will be held on Wednesday, October 27, 2010, at 2:00 p.m., local time, at our corporate headquarters, 2584 Junction Avenue, San Jose, California, for the purpose of considering and voting upon the following matters:

1. To elect two Class III directors to serve three-year terms.

2. To approve an amendment and restatement of the Oclaro, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”) to (i) increase the number of shares reserved for issuance thereunder from 19,000,000 shares to 23,000,000 shares, (ii) provide that each share underlying a “full value” award (such as a restricted stock award or restricted stock unit) made after stockholder approval of the amended and restated Plan will be counted as 1.25 shares for purposes of the Plan, (iii) provide that shares tendered to the Company by a Plan participant after stockholder approval of the amended and restated Plan to pay the exercise price of an award or applicable withholding taxes shall not become available for reuse under the Plan and (iv) to provide for a new 10-year term of the Plan beginning on the date that the amended and restated Plan is approved by our stockholders.

3. To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.

The stockholders will also act on such other business as may properly come before the annual meeting, including any postponements or adjournments thereof. Our board of directors has no knowledge of any other business to be transacted at the annual meeting.

We are enclosing a copy of our Annual Report on Form 10-K for the fiscal year ended July 3, 2010 with the proxy statement that accompanies this notice of meeting. The Annual Report on Form 10-K for the fiscal year ended July 3, 2010 contains consolidated financial statements and other information of interest to you. Holders of record of our common stock at the close of business on September 7, 2010 are entitled to receive this notice and to vote at the annual meeting or any adjournment thereof.

We encourage you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, we urge you to vote your shares over the Internet or by telephone as provided in the instructions set forth on the proxy card, or complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

By order of the Board of Directors,

Alain Couder
President, Chief Executive Officer and Director

September 9, 2010

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. YOU MAY ALSO SUBMIT A PROXY BY CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD OR ACCESSING THE INTERNET AS INSTRUCTED ON THE PROXY CARD. SUCH ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

OCLARO, INC.

Proxy Statement for the Annual Meeting of Stockholders

OCLARO, INC.

Proxy Statement for the Annual Meeting of Stockholders
To Be Held on October 27, 2010

This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors (the “Board”) for the 2010 annual meeting of stockholders to be held on Wednesday, October 27, 2010 at 2 p.m., local time, at our corporate headquarters, 2584 Junction Avenue, San Jose, California, including any postponements or adjournments thereof (which we sometimes refer to as the Annual Meeting).

The notice of the Annual Meeting, this proxy statement, our Annual Report on Form 10-K for the fiscal year ended July 3, 2010 (which we sometimes refer to as our 2010 Annual Report), which includes our audited financial statements for the fiscal year ended July 3, 2010 (which we sometimes refer to as fiscal year 2010), and the enclosed proxy card are first being mailed to stockholders on or about September 16, 2010.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual
Meeting of Stockholders to be Held on October 27, 2010:

This proxy statement and our 2010 Annual Report are available for viewing, printing and downloading at www.oclaro.com.

You can find this proxy statement and our 2010 Annual Report on the Internet at our website at www.oclaro.com or through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may also obtain a copy of our 2010 Annual Report, as filed with the Securities and Exchange Commission (which we sometimes refer to herein as the Commission) without charge upon written request to Oclaro, Inc., 2584 Junction Avenue, San Jose, California, 95134, Attn: Stock Administrator. We will provide the 2010 Annual Report without exhibits unless you specify in writing that you are requesting copies of the exhibits.

Certain documents referenced in this proxy statement are available on our website at www.oclaro.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this proxy statement.

Voting of Proxies

All shares held by stockholders who are entitled to vote and who are represented at the Annual Meeting by properly submitted proxies received prior to or at the Annual Meeting will be voted in accordance with the instructions indicated on the proxy card, unless such proxy is properly revoked prior to the vote being taken on the matter submitted to the stockholders at the Annual Meeting.

If you are a stockholder of record, you may deliver your proxy to vote your shares in one of the following ways or you may vote in person at the Annual Meeting.

•	You may submit your proxy to vote by mail. You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you submit.

•	You may submit your proxy to vote over the Internet. If you have Internet access, you may submit your proxy to vote your shares from any location in the world by following the “Vote by Internet” instructions set forth on the enclosed proxy card.

•	You may submit your proxy to vote by telephone. You may submit your proxy to vote your shares by telephone by following the “Vote by Phone” instructions set forth on the enclosed proxy card.

•	You may vote in person. If you attend the Annual Meeting of stockholders, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the Annual Meeting.

Stockholders who have their shares in “street name,” meaning the name of a broker or other nominee who is the record holder, are not considered “stockholders of record,” and therefore may not vote their shares in the manners described above. Such stockholders must either direct the record holder of their shares (i.e. the broker or other nominee) to vote their shares or obtain a proxy from the record holder to vote their shares at the Annual Meeting.

A proxy may be revoked and your vote changed in advance of the Annual Meeting. If you are a stockholder of record, you can change your vote and revoke your proxy at any time before the vote is taken at the Annual Meeting by doing any one of the following:

•	filing with our corporate secretary, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

•	duly executing a later dated proxy relating to the same shares and delivering it to our corporate secretary before the taking of the vote;

•	accessing the Internet and following the instructions for voting by Internet that appear on the enclosed proxy card;

•	following the instructions that appear on the enclosed proxy card for voting by telephone; or

•	attending the Annual Meeting and voting in person. Attendance at the Annual Meeting, if a stockholder does not vote, will not be sufficient to revoke a proxy.

Any written notice of revocation or subsequent proxy should be sent to us at the following address: Oclaro, Inc., 2584 Junction Avenue, San Jose, California 95134, Attention: Corporate Secretary. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

If a proxy card does not specify how the proxy is to be voted with respect to (i) the election of the two nominated Class III directors for a three year term, the shares will be voted “FOR” the election of the two nominated Class III directors; (ii) the amendment and restatement of the Oclaro, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”) to increase the shares reserved for issuance thereunder from 19,000,000 shares to 23,000,000 shares, among other amendments, the shares will be voted “FOR” the approval of the amendment and restatement of the Plan; and (iii) the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, the shares will be voted “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year;

The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying notice of annual meeting and with respect to any other matters which may properly come before the Annual Meeting. Our board of directors does not know of any other matters that may come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the Annual Meeting with respect to that matter or proposal.

Attendance at the Annual Meeting

Only holders of the shares of our outstanding common stock, their proxy holders, and guests we may invite may attend the Annual Meeting. If you wish to attend the Annual Meeting in person but you hold your shares through someone else, such as a broker, you must bring proof of your ownership and photo identification to the annual meeting. For example, you could bring an account statement showing that you beneficially owned shares of our common stock as of the record date as acceptable proof of ownership. You must also contact your broker and follow their instructions in order to vote your shares at the annual meeting. You may not vote your shares at the Annual Meeting unless you have first followed the procedures outlined by your broker.

Stockholders Entitled to Vote

Our board of directors has fixed September 7, 2010 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. On September 7, 2010, there were 49,510,499 shares of our common stock outstanding and entitled to vote. Each share of common stock will have one vote for each matter to be voted upon at the Annual Meeting.

Votes Required

The holders of at least a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock present in person or represented by proxy, including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the Annual Meeting. If a broker indicates on its proxy that it does not have discretionary voting authority to vote shares for which it is the holder of record at the Annual Meeting, the shares cannot be voted by the broker, although they will be counted in determining whether a quorum is present. Accordingly, these “broker non-votes” and abstentions would have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of votes cast or shares voting on that matter.

If the shares you own are held in “street name,” the bank, brokerage firm or nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions that your bank, brokerage firm or nominee provides you. If you desire to vote your shares held in “street name” at the Annual Meeting by proxy, you will need to obtain a proxy card from the holder of record.

On all matters, each share has one vote. Directors are elected by a plurality vote. Therefore, the nominees for the two director seats who receive the most affirmative votes of shares outstanding as of the record date that are present in person or represented by proxy at the Annual Meeting will be elected to serve as directors. With respect to the proposal regarding the election of our directors, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, accordingly, they do not have the effect of votes “AGAINST” such proposal. The proposals to approve an amendment and restatement of the Plan and to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year require the affirmative vote of the holders of a majority of the shares as of the record date that are present in person or represented by proxy at the Annual Meeting and entitled to vote on these matters. Neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, accordingly, they do not have the effect of votes “AGAINST” such proposals.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares of our common stock beneficially owned as of August 6, 2010 by each entity or person who is known to us to own five percent or more of our common stock, each director, each executive officer listed in the Fiscal Year 2010 Summary Compensation Table below, and all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Commission. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of our common stock issuable pursuant to options to purchase or other rights to acquire shares of common stock that are exercisable within 60 days of August 6, 2010 are deemed to be beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Applicable percentage of beneficial ownership is based on 49,398,956 shares of our common stock outstanding as of August 6, 2010. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

The address of each of our executive officers and directors is c/o Oclaro, Inc., 2584 Junction Avenue, San Jose, California 95134.

	Number	Percentage
Beneficial Owner	of Shares	of Total

5% Stockholders
None(1)	—	—
Executive Officers and Directors
Alain Couder(2)	245,831	*
Jerry Turin(3)	71,998	*
Jim Haynes(4)	113,140	*
Kate Rundle(5)	37,888	*
Scott Parker(6)	44,850	*
Bernard Couillaud(7)	10,000	*
Giovanni Barbarossa(8)	206,777	*
Edward Collins(9)	10,000	*
Greg Dougherty(10)	13,888	*
Lori Holland(11)	23,085	*
Joel A. Smith, III(12)	23,632	*
All executive officers and directors as a group (11 persons)	801,089	1.62%

*	less than 1%

(1)	Based solely on review of Schedule 13G and Schedule 13D filings made through August 6, 2010, we are not aware of any holder of five percent or more of the total outstanding shares our common stock.

(2)	Represents 54,892 shares owned by Mr. Couder and 190,939 shares issuable pursuant to options exercisable within 60 days of August 6, 2010.

(3)	Represents 2,461 shares owned by Mr. Turin and 69,537 shares issuable pursuant to options exercisable within 60 days of August 6, 2010.

(4)	Represents 17,177 shares owned by Mr. Haynes and 95,963 shares issuable pursuant to options exercisable within 60 days of August 6, 2010.

(5)	Represents 8,806 shares owned by Ms. Rundle and 29,082 shares issuable pursuant to options exercisable within 60 days of August 6, 2010.

(6)	Represents 15,193 shares owned by Mr. Parker, 15,193 shares issuable pursuant to restricted stock units vesting within 60 days of August 6, 2010 and 29,657 shares issuable pursuant to options exercisable within 60 days of August 6, 2010.

(7)	Represents 1,000 shares owned by Mr. Couillaud and 9,000 shares issuable pursuant to options exercisable within 60 days of August 6, 2010.

(8)	Represents 31,417 shares owned by Mr. Barbarossa and 175,360 shares issuable pursuant to options exercisable within 60 days of August 6, 2010.

(9)	Represents 1,000 shares owned by Mr. Collins and 9,000 shares issuable pursuant to options exercisable within 60 days of August 6, 2010.

(10)	Represents 1,873 shares owned by Mr. Dougherty and 12,015 shares issuable pursuant to options exercisable within 60 days of August 6, 2010.

(11)	Represents 6,000 shares owned by Ms. Holland and 17,085 shares issuable pursuant to options exercisable within 60 days of August 6, 2010.

(12)	Represents 9,180 shares owned by Mr. Smith individually, 86 shares owned by his spouse and 14,366 shares issuable pursuant to options exercisable within 60 days of August 6, 2010.

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

We have three classes of directors, currently consisting of three Class I directors, two Class II directors and two Class III directors. The Class I, Class II and Class III directors serve until the annual meeting of stockholders to be held in 2011, 2012, and 2010 respectively, or until their respective successors are elected and qualified. At each annual meeting, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. Alain Couder and Joel A. Smith III are currently serving as Class III directors. If Messrs. Couder and Smith are elected this year, they will be elected to serve as members of our board of directors until the 2013 annual meeting of stockholders, or until their successors are elected and qualified.

The persons named in the enclosed proxy will vote to re-elect Messrs. Couder and Smith as Class III directors unless the proxy is marked otherwise. Upon the recommendation of the nominating and corporate governance committee, our board of directors has nominated Messrs. Couder and Smith to serve as Class III directors. Each of Messrs. Couder and Smith has indicated his willingness to serve on our board of directors, if elected; however, if either of them should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that Messrs. Couder and Smith would be unable to serve if elected.

For each member of our board of directors there follows information given by each concerning his or her principal occupation and business experience for at least the past five years, the names of other public reporting companies of which he or she serves, or has during the past five years served, as a director and his or her age and length of service as one of our directors. There are no family relationships among any of our directors and executive officers. No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. Other than as described in the following sentence, no arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Board Recommendation

Our board of directors believes that the election of Alain Couder and Joel A. Smith III to serve as Class III directors is in the best interests of Oclaro and our stockholders and, therefore, our board of directors unanimously recommends that the stockholders vote “FOR” the nominees.

Class I Directors — Terms Expiring 2011

Edward Collins, 67, has served as a director since May, 2008. From 1995 to present, Mr. Collins has served as the Managing Director and a Partner at ChinaVest Group, a private equity group investing in China. In addition, from 2007 to 2010, Mr. Collins has served as chairman, and is currently a director only, of California Bank of Commerce. He is also a member of its compensation committee. From 1999 to present, he has served as chairman of the audit committee of TFC — the Taiwan Greater China Fund, listed on the NYSE. From 1988 to 1994, Mr. Collins was a partner at the law firm of McCutchen, Doyle, Brown, & Enersen where he was responsible for the Greater China practice. He has served as counsel to various investment groups, banks, and manufacturing companies in Hong Kong and Taiwan, and has been a member of the State Bars of California and Texas. Mr. Collins also serves as non-executive Chairman of Branded Spirits, Ltd., a privately held company that sells wine and branded spirits in PRC, Hong Kong and Macau. With his 15 years of experience in the private equity industry, Mr. Collins brings to our Board in-depth knowledge of finance and strategic investment strategy. Mr. Collins’ experience and training as a practicing attorney also enables him to bring valuable insights to the Board, including his thorough understanding of the legal risk of our business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Collins should serve as a director.

Lori Holland, 52, has served as a director since September 2004. Ms. Holland served as a director of Bookham Technology plc from April 1999 until September 2004. After serving for over 20 years as CFO for several technology companies, she retired in 2000 and has since served as a consultant to various technology firms, including startups. From November 1999 until December 2000, Ms. Holland was the Chief Financial Officer of Zaffire, Inc., a telecommunication company in California. She also served as the CFO of Read-Rite and NeoMagic. Ms. Holland served as a director and audit committee member of Credence Systems Corporation, a test equipment supplier to the semiconductor industry based in Silicon Valley, from September 2004 until August 2008 when Credence merged with LTX Corporation. Ms. Holland currently serves as a director and audit committee and nominating and corporate governance committee member of LTX-Credence Corporation. . From June 2005 to December 2006, Ms. Holland served on the board of directors of WiderThan, a Korean company listed on the NASDAQ National Market. Ms. Holland received a BS in Economics from California Polytechnic University. Ms. Holland brings significant financial management and financial disclosure experience, as well as significant knowledge of the Company’s history and experiences to the Board. Ms. Holland brings to the Board her extensive knowledge in the areas of accounting, financial reporting and controls, and experience as a leader of several technology companies. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Holland should serve as a director.

Giovanni Barbarossa, 49, has served as a director since April 2009. Prior to Oclaro, Dr. Barbarossa served as a director of Avanex from July of 2008 to April 2009 (when Avanex Corporation (“Avanex”) and Bookham, Inc. (“Bookham”) merged to create Oclaro). Dr. Barbarossa joined Avanex in February 2000 and was most recently Avanex’s President and Chief Executive Officer. During his career at Avanex, Dr. Barbarossa held many executive-level positions, including Chief Technology Officer and Sr. Vice President of Product Development from June 2002 to June 2008, Vice President of Product Development from August 2001 to May 2002, and Senior Director of R&D from February 2000 to July 2001. In addition, he was the General Manager of Avanex’s Active Component Business Unit. Before joining Avanex, Dr. Barbarossa had management responsibilities for the development of advanced optical switching platforms in the Optical Networking Division of Agilent Technologies. In addition, he led the design team of the Optical Application Specific Integrated Circuits department at Lucent Technologies. Earlier, he was a Member of the Technical Staff at AT&T Bell Labs and a research associate in the Oxide Glasses for Future Networks Group at British Telecom Labs. Dr. Barbarossa earned his Ph.D. in electrical engineering from the University of Glasgow, Scotland, and a bachelor’s degree in electrical engineering, cum laude, from the University of Bari, Italy. Dr. Barbarossa’s legacy relationship with the Company through his various and significant roles at Avanex bring a unique perspective to our business and strategy. He also has significant experience in the optical communications industry. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Dr. Barbarossa should serve as a director of the Company.

Class II Directors — Term Expiring 2012

Bernard Couillaud, 66, currently serves as our Chairman of our board of directors. He previously served as a director from May 2008 to April 2009. The majority of Dr. Couillaud’s career was spent with the Santa Clara, California-based laser manufacturer, Coherent, Inc., where he served as President and Chief Executive Officer and was a director of Coherent from July 1996 until October 2002. Dr. Couillaud was the Chairman of Coherent’s Board of Directors from October 2002 until his retirement in June 2007. From 2000 to 2005, Dr. Couillaud was the Chairman of the Supervisory Board of Lambda Physik AG, a German public company. Dr. Couillaud holds a PhD in Physics and was a full Professor at the University of Bordeaux and a CNRS Fellow and he is also a member of the French National Academy of Technology. Dr. Couillaud brings significant leadership experience to the Board. Dr. Couillaud’s extensive experience leading companies in the optical communications industry is directly aligned with the Company’s operations in this area. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Dr. Couillaud should serve as a director of the Company.

Greg Dougherty, 50, has served as a director of Oclaro since April of 2009. Prior to Oclaro, Mr. Dougherty served as a director of Avanex from April of 2005 to April 2009 (when Avanex and Bookham merged to create Oclaro). Mr. Dougherty has served as a director of Picarro, Inc. a manufacturer of ultra sensitive gas spectroscopy equipment using laser based technology since October of 2002. He also has served on the board of directors of the Ronald McDonald House at Stanford since January of 2004. From February 2001 until September 2002, Mr. Dougherty was the Chief Operating Officer at JDS Uniphase (JDS), an optical technology company. Prior to JDS he was the Chief Operating Officer of SDL, Inc. from March 1997 to February 2001 when they were acquired by JDS. From 1989 to 1997, Mr. Dougherty was the Director of Product Management and Marketing at

Lucent Technologies Microelectronics in the Optoelectronics Strategic Business Unit. Mr. Dougherty received a B.Sc. degree in Optics in 1983 from the University of Rochester. Mr. Dougherty brings significant leadership, operations, sales, marketing and general management experience to the Board. Mr. Dougherty provides the Board with valuable insight into management’s perspective with respect to the Company’s operations. Mr. Dougherty also brings to the Board significant experience in executive compensation matters, which gives him the ability to assist in compensation decisions. Based on the board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Dougherty should serve as a director of the Company.

Class III Directors — Terms Expiring 2010

Alain Couder, 64, has served as a director and our President and Chief Executive Officer since August 2007. Prior to joining Oclaro, Mr. Couder was the President and CEO of Solid Information Technology Inc., a supplier of database solutions, from March 2005 to August 2007. From May 2004 to February 2005, Mr. Couder was a Venture Advisor to Sofinnova Ventures, Inc., a venture capital company. From April 2003 to March 2004, Mr. Couder was the President and CEO of Confluent Software, Inc., a software company. From August 2002 to March 2003, Mr. Couder was President and CEO of IP Dynamics, Inc., a software company. Mr. Couder served as Chief Operating Officer of Agilent Technologies, Inc., a measurement and analysis company, from February 2000 to May 2002. Earlier in his career, Mr. Couder worked for Packard-Bell NEC, Groupe Bull, Hewlett Packard and IBM, each a computer hardware company. Mr. Couder has been a director at Sanmina-SCI, an electronic manufacturing services firm, since February 2005. Mr. Couder holds a Master’s degree in electrical engineering from the Ecole Superieure d’Electricite in Paris. Mr. Couder brings significant leadership, operational and corporate governance experience to the Board, which enables him to aptly communicate the insight of the Company to members of the Board. Mr. Couder’s experience, through nearly 8 years of executive officer service with companies in a high growth phase, gives him a unique perspective on the Company’s business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Couder should serve as a director of the Company as well as President and Chief Executive Officer.

Joel A. Smith III, 65, has served as a director since April 2009. Prior to Oclaro, Mr. Smith served as a director of Avanex from December 1999 to April 2009 (when Avanex and Bookham merged to create Oclaro). Mr. Smith was the Dean of the Darla Moore School of Business of the University of South Carolina from October 2000 to December 2007. Previously, Mr. Smith served as the President of Bank of America East, a financial institution, from October 1998 to September 2000. From July 1991 to October 1998, Mr. Smith served as President of Nations Bank Carolinas, a financial institution. Mr. Smith serves on the board of directors of First National Bancshares (and was formerly a director of Carolina National Corporation, prior to its acquisition by First National Bancshares). Mr. Smith received a B.A. from the University of the South in Sewanee, Tennessee. Mr. Smith brings significant financial management and financial disclosure experience, as well as significant knowledge of Avanex’s history and experiences to the Board. Mr. Smith brings to the Board his extensive knowledge in the areas of finance, management, financial reporting, and controls and experience as a leader of large, well-respected financial institutions. Mr. Smith also brings to the Board significant experience in corporate governance matters, which gives him the ability to assist in governance decisions and related responsibilities. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Smith should serve as a director of the Company.

Non-Director Executive Officers

Jerry Turin, 48, has served as our Chief Financial Officer since August 2008. From April 2008 to July 2008, Mr. Turin served as our Vice President of Finance. From July 2005 to July 2008, Mr. Turin served as our Corporate Controller. From 1999 to 2002, Mr. Turin served as Controller of Silicon Spice Inc. (which was acquired by Broadcom Corporation in October 2000), a developer of gateway and carrier access chipsets, software and development tools. In addition, Mr. Turin was the Corporate Controller at Cirrus Logic, a publicly traded semiconductor company. Prior to his corporate finance experience, Mr. Turin spent 12 years with Deloitte & Touche, rising to the position of Senior Manager of Audit Services. A substantial portion of his time with Deloitte & Touche was in the firm’s Silicon Valley practice. Mr. Turin received his bachelor’s degree in Business

Administration and Commerce from the University of Alberta in Alberta, Canada and is a member of the Canadian Institute of Chartered Accountants and the Institute of Chartered Accountants of Alberta.

James Haynes, 48, has served as Chief Operating Officer since March 2005. From August 2004 to March 2005, Mr. Haynes was the Officer Vice President, U.K. Operations, of Bookham Technology plc. From June 2003 to August 2004, Mr. Haynes served as Vice President Operations and Site Leader, Caswell for Bookham, Inc. From December 2000 to June 2003, Mr. Haynes served as Chief Operating Officer of Agility Communications, Inc., a tunable laser company. From 1998 to December 2000, Mr. Haynes served as Director of Technology of Nortel Networks Corporation. Mr. Haynes received his BSc (Hons) in Materials Science and Technology from Swansea University, Wales.

Kate Rundle, 53, has served as our Executive Vice President, General Counsel and Corporate Secretary since November 2007. Prior to joining Oclaro, from February 2006 to May 2007, Ms. Rundle was Vice President, General Counsel and Corporate Secretary of MIPS, Inc., a publicly-traded semiconductor technology licensing company. Ms. Rundle also worked at Sun Microsystems from 1997 to 2006, holding a number of positions including Senior Director responsible for the worldwide legal support of the company’s marketing organization. Earlier in her career, Ms. Rundle was IP Counsel for The 3DO Company and worked at the law firm of Wilson, Sonsini, Goodrich & Rosati. Ms. Rundle earned her BA, magna cum laude, in sociology and political science from the University of California, Berkeley and her J.D. from the University of California, Hastings College of the Law.

Scott Parker, 54, has served as our Executive Vice President of Sales and Marketing Communications, since April 2009. He was previously with Avanex from November 2007 to April 2009, most recently serving as Avanex’s Senior Vice President of Sales. Prior to joining Avanex, Mr. Parker held senior management positions at two start-up companies funded by Sequoia Capital. Previously, Mr. Parker served as Senior Vice President of Sales and Marketing for JDS Uniphase where he integrated the sales and customer service teams from numerous acquisitions. He also held sales and general manager positions at VLSI, National Semiconductor and Intel. Mr. Parker earned an M.B.A. and bachelor’s degree in marketing from the University of Utah.

Director Compensation

Fiscal Year 2010

In fiscal year 2010, each of our non-employee directors received an annual retainer of $37,000 and certain additional compensation (as described below) for meetings in excess of 5 in-person meetings and 4 telephonic meetings per year. Additional compensation consisted of an additional $1,000 for each in-person meeting in excess of 5 in-person meetings per year and $500 for each telephonic meeting lasting less than 2 hours and $1,000 for each telephonic meeting lasting 2 or more hours, in excess of 4 telephonic meetings per year. The chairman of our board of directors received an additional annual retainer of $80,000. The chairman of the audit committee received an additional annual fee of $37,000, the chairman of the compensation committee received an additional annual fee of $18,000 and the chairman of the nominating and corporate governance committee received an additional annual fee of $16,500. Each member of the audit committee received an additional $10,000 per year for up to 8 meetings and was entitled to receive additional compensation (as described above) for meetings in excess of 8 meetings per year. Each member of the compensation committee received an additional $7,000 per year for up to 8 meetings and was entitled to receive additional compensation (as described above) for meetings in excess of 8 meetings per year. Each member of the nominating and corporate governance committee received an additional $5,000 per year for up to 6 meetings and was entitled to receive additional compensation (as described above) for meetings in excess of 6 meetings per year. We reimbursed directors for reasonable out-of-pocket expenses incurred in attending meetings of our board of directors and any meetings of its committees.

Pursuant to a resolution adopted by our board of directors, at our 2009 annual meeting of stockholders, each non-employee director was granted a nonstatutory stock option to acquire 8,000 shares of our common stock, provided that the director was serving as a director both immediately before and immediately after the 2009 annual meeting of stockholders. Such options vest as to all of the underlying shares on the first anniversary of the date of grant, and will vest in full upon a change in control of Oclaro.

Fiscal Year 2011

At a meeting on July 28, 2010, our board of directors adopted new non-employee director compensation arrangements for fiscal year 2011. The fiscal year 2011 arrangements are the same as those for fiscal year 2010, except for the amount of the annual retainer and the amount and nature of the annual equity grants. In fiscal year 2011, the annual retainer for each of our non-employee directors will be $40,000, with the same additional compensation as in fiscal year 2010. With respect to equity, at our Annual Meeting, each non-employee director will be granted a nonstatutory stock option to acquire a number of shares of our common stock with a value equal to $37,500 calculated based on a 30-day average stock price and Black-Scholes-Merton assumptions as of the grant date, and a restricted stock grant with a value equal to $37,500 calculated based on a 30-day average stock price at the grant date. The qualification and vesting terms of each such award will be the same as those for the options granted in fiscal year 2010. In our discretion, we may grant additional equity awards to our non-employee directors under our Amended and Restated 2004 Stock Incentive Plan. The following table sets forth information concerning the compensation of our directors for fiscal year 2010:

			Option		All Other
	Fees Earned or	Stock	Awards		Compensation
Name(1)	Paid in Cash ($)	Awards ($)	($)(2)		($)	Total ($)

Bernard J. Couillaud	$123,000	—	$32,746	(4)	—	$155,746
Giovanni Barbarossa	$38,000	—	$32,746	(4)	$309,574 (3)	$380,320
Edward B. Collins	$60,000	—	$32,746	(4)	—	$92,746
Greg Dougherty	$73,000	—	$32,746	(4)	—	$105,746
Lori Holland	$92,500	—	$32,746	(4)	—	$125,246
Joel A. Smith III	$59,500	—	$32,746	(4)	—	$92,246

(1)	Compensation information for Mr. Couder is set forth below under “Compensation Discussion and Analysis” and the corresponding compensation tables.

(2)	The amounts in this column reflects the total grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”) of grants of stock options made during the fiscal year ended July 3, 2010. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 11 to our audited consolidated financial statements included in our 2010 Annual Report. The options vest as to 100% of the shares subject to the option one year following the date of grant. Each option has a term of 10 years, and generally expires after the recipient ceases to be a director.

(3)	This amount includes $300,000 in consulting fees paid to Dr. Barbarossa pursuant to the consulting agreement entered into by and among Dr. Barbarossa, Avanex Corporation and us on January 27, 2009, and $9,574 for reimbursement of medical insurance costs in connection with the separation and release agreement entered into by and among Dr. Barbarossa, Avanex Corporation and us on April 28, 2009.

(4)	Consists of the grant date fair value, computed in accordance with ASC 718, of $32,746 of the stock option award granted on October 21, 2009.

Outstanding Stock Options and Stock Awards Held by Directors

The following table summarizes the number of outstanding stock awards and option awards held by each of our non-employee directors as of the end of fiscal year 2010.

Name	Stock Awards(1)	Option Awards(2)

Bernard J. Couillaud	340	17,000
Giovanni Barbarossa	—	183,360
Edward B. Collins	340	17,000
Greg Dougherty	—	20,015
Lori Holland	—	25,085
Joel A. Smith III	—	22,366

(1)	Stock awards consist of unvested shares of common stock subject to such awards.

(2)	Option awards include vested and unvested shares of common stock subject to such awards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the Commission initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from such reporting persons, we believe that, during fiscal year 2010, all filings required to be made by our reporting persons were timely made in accordance with the requirements of Section 16(a) of the Exchange Act.

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The compensation committee of our board of directors has reviewed and discussed with management the Compensation Discussion and Analysis below. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our proxy statement for the 2010 annual meeting of stockholders.

Submitted by the Compensation Committee of the Board of Directors:

Greg Dougherty, Chairman
Lori Holland
Edward Collins

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss the material elements of our executive compensation programs and policies, including program objectives and reasons why we pay each element and the specific amounts of our executives’ compensation. Following this discussion, you will find a series of tables containing more specific details about the compensation earned by, or awarded to, the following individuals, whom we refer to as our named executive officers:

Name	Position

Alain Couder	Chief Executive Officer
Jerry Turin	Chief Financial Officer
Jim Haynes	Chief Operations Officer
Scott Parker	Executive Vice President of Sales and Marketing Communications
Kate Rundle	Executive Vice President, General Counsel and Corporate Secretary

This discussion focuses principally on compensation and practices relating to the named executive officers for our 2010 fiscal year. In addition, we discuss certain changes in our compensation programs and policies that we have implemented beginning with our 2011 fiscal year.

Executive Summary

In response to the global economic crisis that continued through the beginning of fiscal year 2010, we made a number of critical decisions regarding fiscal year 2010 executive compensation. We froze most executive base salaries and target incentive bonus levels, but chose to provide modest increases in base salary and target annual cash incentives for two named executive officers whose compensation packages were well below the 25th percentile of their peers in order to mitigate retention risk. We also chose to make long-term equity incentive grants to our named executive officers to address retention concerns, but given the depressed value of our stock, these grants of time-based options roughly approximated the 25th percentile of our peers in fiscal year 2010. As a result, total target direct compensation for all of our named executive officers for fiscal year 2010 was below the 25th percentile of our peer companies.

Based on strong operational performance in fiscal year 2010, we exceeded the target payout levels for performance metrics under our fiscal year 2010 variable pay program and sales incentive plan. As a result, incentive cash payouts were in excess of target for the named executive officers for fiscal year 2010.

For fiscal year 2011, we have adopted various changes in our executive compensation programs in order to ensure we are able to retain our key executive talent and remain competitive with our market peers. These changes are discussed further in “Fiscal Year 2011 Changes in Executive Compensation” below.

We also expect to discuss our fiscal year 2011 executive compensation programs and rationale for our decisions more in next year’s proxy statement for our 2011 annual meeting of stockholders.

Compensation Committee

The compensation committee of our board of directors (referred to in this discussion as the Committee) annually assesses our compensation programs to assure that they are appropriately aligned with our business strategy and are achieving their objectives. The Committee also reviews market trends and changes in competitive compensation practices. Based on its review and assessment, the Committee from time to time recommends changes in our compensation programs to our Board. For fiscal year 2010, the Committee recommended to our Board the compensation of our Chief Executive Officer and all other executive officers. The Committee also oversaw management’s decisions concerning the compensation of other company officers, administered our equity compensation plans, and evaluated the effectiveness of our overall executive compensation programs.

Independent Consultants and Advisors

The Committee has the authority to retain and terminate any independent, third-party compensation consultants and to obtain advice and assistance from internal and external legal, accounting and other advisors. During our 2010 fiscal year, the Committee engaged Compensia, Inc. (“Compensia”) as its independent adviser for certain executive compensation matters. Compensia was engaged directly by the Committee to provide an independent review of our executive compensation programs, including an analysis of both the competitive market and the design of the programs. More specifically, Compensia furnished the Committee with reports on peer company practices relating to the following matters:

•	short- and long-term compensation program design;

•	annual share utilization and shareowner dilution levels resulting from equity plans; and

•	executive stock ownership and retention values.

As part of its reports to the Committee, Compensia evaluated our selected peer companies, and provided competitive compensation data and analysis relating to the compensation of our Chief Executive Officer and our other executives and officers. Compensia also assisted us with our risk assessment of our compensation programs. The Committee asked Compensia to prepare and present peer company benchmarking data in connection with fiscal year 2010 compensation decisions. Compensia provided no additional consulting services apart from executive and director compensation matters in fiscal year 2010. The Committee has retained Compensia as its independent compensation consultant once again for fiscal year 2011 and intends to engage Compensia to review the elements listed above along with executive change of control and severance agreements. The Committee expects that it will continue to retain an independent compensation consultant in the future.

Compensation Philosophy and Objectives

We believe that the quality, skills and dedication of our executive officers are critical factors affecting the company’s performance and stockholder value. Accordingly, the key objective of our compensation programs is to attract, retain and motivate superior executive talent while maintaining an appropriate cost structure. In addition, our compensation programs are designed to link a substantial component of our executives’ compensation to the achievement of performance goals that directly correlate to the enhancement of stockholder value (often referred to as pay for performance). Finally, our compensation programs are designed to have the right balance of short- and long-term compensation elements to ensure an appropriate focus on operational objectives and the creation of long-term value.

To accomplish these objectives, the Committee has structured our compensation programs to include the following key features and compensation elements:

•	base salaries that are competitive with those paid by peer group companies, allowing us to attract and retain key executives;

•	variable pay, earned twice per year, based on pre-established performance goals related to our important financial objectives;

•	equity-based compensation, which aligns our executives’ interests with those of our stockholders and promotes executive retention; and

•	change in control and severance benefits.

As a general matter, the Committee seeks to allocate a substantial portion of the named executive officers’ compensation to components that are performance-based. The Committee also generally seeks to allocate a substantial portion of executive compensation to long-term equity awards. The Committee does not maintain fixed policies for allocating among current and long-term compensation or among cash and non-cash compensation. Instead, the Committee maintains flexibility and adjusts different elements of compensation based upon its evaluation of the key compensation goals set forth above.

While compensation levels may differ among named executive officers based on the role, responsibilities and performance of each specific executive, there are no material differences in the compensation philosophies, objectives or policies for our executives. We do not maintain a policy regarding internal pay equity.

Role of Executive Officers in Compensation Decisions

The Committee makes recommendations to our Board on all compensation actions relating to our executive officers, including our named executive officers. As part of its process, the Committee meets with our Chief Executive Officer and Executive Vice President of Human Resources to obtain recommendations with respect to the structure of our compensation programs, as well as an assessment of the performance of individual executives and recommendations on compensation for individual executives. As discussed in greater detail below under “Variable Pay Program / Cash Incentive Awards,” our Chief Executive Officer, Chief Financial Officer and Executive Vice President of Human Resources develop recommendations for performance measures and target and payout opportunities under our variable pay program based on management’s business forecast both at the company and business unit levels. These recommendations are reviewed and approved by our Board.

Competitive Positioning

In arriving at its recommendations to our Board on the amounts and components of compensation for our Chief Executive Officer and other executive officers for fiscal year 2010, the Committee relied on competitive compensation data prepared by Compensia. Peer companies were recommended by Compensia and approved by the Committee. In selecting peer companies, the Committee sought to select companies that were comparable to us on the basis of revenues, industry, global scope of operations, and market capitalization, and that the Committee believes compete with us for executive talent. In particular, the peer group for fiscal year 2010 was determined based on the following criteria:

•	global communications equipment and semiconductor companies;

•	companies with revenues between $140 million and $600 million (approximately 1/2 to 2 times Oclaro’s trailing 12 months revenues); and

•	companies with an average market capitalization of approximately $434 million.

In fiscal year 2010, Compensia recommended and the Committee approved the peer group set forth below. Compensia also recommended and the Committee approved the use of the Radford survey data for benchmarking other executives’ compensation in fiscal year 2010.

The peer group consisted of the following companies:

Coherent Inc.	MRV Communications Inc.
Cymer Inc.	Newport Corporation
Emcore Corporation	Oplink Communications Inc.
EXFO Electro-Optical Engineering Inc.	Opnext Inc.
Extreme Networks	PMC-Sierra Inc.
Finisar Corporation	TriQuint Semiconductor Inc.
GSI Group Inc.	Zygo Corporation
Harmonic Inc.	ARM Holdings Ltd.*
II-VI Incorporated	Dialight Ltd.*
Infinera Corporation	Filtronic Plc*
IPG Photonics Corporation	Renishaw Plc*
Mindspeed Technologies Inc.	Spirent Communications Plc*

*	United Kingdom peer companies

In connection with its compensation review process for fiscal year 2011, and based upon the recommendation of Compensia, the Committee approved certain changes to our peer group for use in making fiscal year 2011 compensation decisions. The peer group for fiscal year 2011 was determined based on the same criteria used to determine the fiscal year 2010 peer group, except that the fiscal year 2011 peer group includes companies with revenues between $200 million and $1 billion (approximately 1/2 to 2 times Oclaro’s trailing 12 months revenues).

The changes to the peer group for fiscal year 2011 generally reflect the inclusion of companies with higher annual revenue and market capitalization and the removal of companies whose revenues or market capitalization did not fall within the above criteria. We expect to discuss the peer group for fiscal year 2011 more in next year’s proxy statement for our 2011 annual meeting of stockholders.

In addition, for fiscal year 2011, Compensia recommended and the Committee approved using data from Radford’s published compensation survey for technology companies for benchmarking compensation for our other executives and officers, including our named executive officers. Compensia recommended and the Committee approved using survey data for technology companies with annual revenues between $200 million and $1 billion and with manufacturing operations in order to align the data more closely to the criteria selected for the peer group. Compensia recommended and the Committee approved the use of this survey data because this survey data provided a better match based upon job responsibility and is more reflective of the market for talent for these positions.

In past years, the Committee generally sought to set total target direct compensation for our executives at the 50th percentile of that provided by peer companies. Total target direct compensation is the sum of base salary, target annual incentive compensation and target long-term equity incentive awards. The Committee also sought to target each component of total target direct compensation at this level. However, total target direct compensation, as well as individual components, have in the past varied by executive based on the executive’s experience, level of responsibility and performance. For fiscal year 2010 compensation, the Committee considered the economic environment and determined to recommend to our Board that, other than for Mr. Haynes and Mr. Turin, no adjustments be made to base salaries and target annual incentive levels for fiscal year 2010. As a result, total target direct compensation for our named executive officers for fiscal year 2010 fell below the 50th percentile of our peer companies.

Fiscal Year 2011 Changes in Executive Compensation

As a result of the Committee’s review of our compensation programs and peer company data and best practices in the executive compensation area, the Committee recommended and our Board approved various changes in our executive compensation programs in order to ensure we are able to retain our key executive talent and remain competitive with our market peers. These changes include the following:

•	base salary is once again targeted at the 50th percentile of peer companies;

•	incentive pay is now targeted at the 50th percentile of peer companies;

•	our variable pay performance goals will be based on several important financial metrics rather than just one performance metric and payout levels will continue to be capped at 150% of target under our variable pay program and 250% of target under our sales incentive program;

•	long-term incentive compensation will be comprised of both performance-based stock options and time-based restricted stock units, and is now targeted at the 75th percentile of peer companies; and

•	total direct compensation, comprised of base salary and short- and long-term incentive compensation, is now targeted at above the 50th percentile of peer companies.

We expect to discuss our fiscal year 2011 executive compensation program more in next year’s proxy statement for our 2011 annual meeting of stockholders.

Fiscal Year 2010 Executive Compensation

Summary of Fiscal Year 2010 Compensation Decisions

Our improved operational performance during difficult economic conditions was reflected in several key outcomes for fiscal year 2010. We were able to continue to increase margin expansion, generate positive cash flow, rapidly integrate several acquisitions and achieve operational profitability. We achieved our annual performance measures under our variable pay program at the following levels:

•	achieved Adjusted EBITDA of $8.4 million for the six months ended January 2, 2010, which resulted in a payout at the stretch level of 150%; and

•	achieved Adjusted EBITDA of $18.1 million for the six months ended July 3, 2010, which resulted in a payout of just over the target level of 101%.

Target awards (as a percentage of base salary) and payout opportunities generally were maintained at the same levels as prior years (with the exception of Mr. Haynes and Mr. Turin). Based on our performance in fiscal year 2010, payouts under the variable pay program were 150% of target for the six-month period ended January 2, 2010 and 101% of target for the six-month period ended July 3, 2010. Adjusted EBITDA, as used in our variable pay program, is calculated as net income/loss excluding the impact of income taxes, net interest income/expense, depreciation and amortization and net foreign currency translation gains/losses, as well as restructuring, merger and related costs, impairment, non-cash compensation related to stock and options, and related costs outside of our normal course of business.

As part of our response to the ongoing economic crisis, the Committee recommended that no increases to base salary and target annual incentive levels be awarded to our executives in fiscal year 2010 with the exception of Mr. Haynes and Mr. Turin. The Committee recommended that both Mr. Haynes and Mr. Turin received market adjustments to their base salaries and also recommended to increase their target annual incentive levels to 60%. These recommendations were made to address the fact that both individuals were well below the 25% percentile of their peer groups which proposed a significant retention risk. Mr. Haynes base salary increased from £186,434 to £215,000 while Mr. Turin’s increased from $260,000 to $280,000.

While the Committee recommended a freeze in cash compensation levels as discussed above, in order to retain our key executives during the difficult economic environment, the Committee did recommend to the Board that each executive receive a long-term equity incentive grant. For fiscal year 2010, given the depressed value of our stock, it was not possible to grant long-term equity at market levels. Instead each named executive received a grant of time-based options which roughly approximated the 25th percentile of the peer group levels. The allocation of these grants to the executives was determined based on individual performance, criticality of skills, and retention risk, among other factors.

Based on company performance, the Committee believes that compensation levels for fiscal year 2010 were appropriate and consistent with the philosophy and objectives of our compensation programs.

Elements of Compensation

We allocate compensation among the following components for our named executive officers:

•	base salary;

•	variable pay (cash incentive awards);

•	long-term incentives and stock-based compensation;

•	change of control and severance benefits; and

•	other benefits.

Base Salary

We seek to set our executives’ base salaries at levels which are competitive with our peer companies based on each individual executive’s role and the scope of his or her responsibilities, also taking into account the executive’s experience and the base salary levels of other executives within the company. The Committee typically reviews base salaries every fiscal year and adjusts base salaries to take into account competitive market data, individual performance and promotions or changes in responsibilities.

As a result of the global economic crisis that continued into fiscal year 2010, and our resulting focus on controlling costs, the Committee did not recommend base salary adjustments for fiscal year 2010 other than for Mr. Haynes and Mr. Turin.

Mr. Haynes’s base salary was increased to £215,000 effective October 1, 2009, which approximated the 50th percentile of our peer companies when it was analyzed as part of the fiscal year 2010 compensation review.

Mr. Turin’s base salary was increased to $280,000 effective October 1, 2009, which approximated the 50th percentile of the peer company data for his position.

Base salary levels for the other named executive officers remained unchanged for fiscal year 2010.

Variable Pay Program / Cash Incentive Awards

Through our variable pay program, we seek to provide pay for performance by linking cash incentive awards to company financial performance. In designing the variable pay program, our Chief Executive Officer, Chief Financial Officer and Executive Vice President of Human Resources develop and recommend performance metrics and targets, which are reviewed and are subject to adjustment by the Committee and our Board. Performance metrics and payout levels are determined based on management’s business forecast both at the company and business unit levels, as reviewed and approved by the Board. In fiscal year 2010, target levels for performance under the plan were set above the levels included in our business forecast in order to challenge management.

For fiscal year 2010, performance measures were based on cumulative Adjusted EBITDA targets for the six months ended January 2, 2010 and July 3, 2010.

Key features of the variable pay program in fiscal year 2010 were as follows:

•	Performance targets were based on the key company financial metric of Adjusted EBITDA.

•	For the six months ended January 2, 2010, the trigger, target and stretch Adjusted EBITDA amounts were negative $5 million, zero dollars and $5 million, respectively.

•	For the six months ended July 3, 2010, the trigger, target and stretch Adjusted EBITDA amounts were $11 million, $18 million and $25 million, respectively.

•	Performance targets were measured and paid out on a six-month basis.

•	All non-GAAP adjustments were subject to approval by the Committee to ensure that the non-GAAP adjustment effects on payout levels appropriately reflected company performance.

•	Payouts were based entirely on achievement of financial performance objectives; there was no individual performance component.

•	Each executive’s target variable pay was set at a percentage of base salary, based on both competitive benchmarking and the level of the executive’s responsibilities, as follows:

•	The Chief Executive Officer’s target variable pay was set at 100% of base salary and the Chief Operating Officer and Chief Financial Officer’s target variable pay were set at 60% of base salary;

•	Our Executive Vice President of Sales and Marketing Communications participated in our sales incentive plan with a target level of 60% of base salary; and

•	For all other executives, the target variable pay was set at 40% of base salary.

•	Payout opportunities for each component ranged from 50% of target, or the trigger amount, to a maximum of 150% of target, or the stretch amount (a maximum of 250% in the case of the Executive Vice President of Sales and Marketing Communications).

•	If we failed to achieve the trigger level for the performance measure, no payout was awarded.

The variable pay program award targets for each named executive officer are shown in the Fiscal Year 2010 Grants of Plan-Based Awards Table on page 23.

Non-GAAP Adjustments

We used an adjusted non-GAAP performance measure for our variable pay program in fiscal year 2010. We use an adjusted measure to eliminate the distorting effect of certain unusual income or expense items. The adjustments are intended to:

•	align award payout opportunities with the underlying growth of our business; and

•	avoid outcomes based on unusual items.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of our operating performance on a period-to-period basis because such items are not, in the Committee’s view, related to our ongoing operational performance. The non-GAAP measures are used to evaluate more accurately our operating performance, for calculating return on investment, and for benchmarking performance against competitors. All adjustments are subject to approval by the Committee to assure that payout levels are consistent with performance.

Sales Incentive Plan for Executive Vice President of Sales and Marketing Communications

Mr. Parker serves as our Executive Vice President of Sales and Marketing Communications. In his sales role during fiscal year 2010, Mr. Parker participated in our sales incentive plan. Mr. Parker’s participation in this quota-based plan was at a target level of 60% of his annual base salary. As a participant in our sales incentive plan, Mr. Parker received a quarterly quota for company-wide sales revenue. Unless a minimum trigger of 60% of the target quota was achieved, there was no payout under this plan, and Mr. Parker’s payout under this plan was capped at 250% of his target level, which equals 150% of his annual base salary. During fiscal year 2010, Mr. Parker achieved 101% of quota for the quarter ended September 26, 2009; 107% of quota for the quarter ended January 2, 2010; 102% of quota for the quarter ended April 3, 2010 and 107% of quota for the quarter ended July 3, 2010. Payments to Mr. Parker under our sales incentive plan are included in the Fiscal Year 2010 Summary Compensation Table on page 22. Mr. Parker, as a participant in our sales incentive plan, was not eligible to participate in our variable pay program.

We believe that disclosing our quarterly company-wide sales revenue goals, even on a historical basis, would cause us competitive harm by, among other things, providing our competitors with insight into our business strategy and anticipated sales capabilities within the fiscal year. For fiscal year 2010, we set quarterly company-wide sales revenue targets based on our Board-approved internal business plan at levels that are challenging, but not exceedingly difficult to achieve, relative to our historical performance and future expectations at the time the levels are set. The Committee believes that incentives awarded under our variable pay program and sales incentive plan appropriately reflected our performance and appropriately rewarded the performance of the named executive officers.

Long-Term Incentive Programs

Stock-Based Compensation

Stock Options Awards

The Committee grants stock options, which are designed to align the interests of the named executive officers with those of our stockholders and provide each individual with a significant incentive to manage the company from the perspective of an owner, with an equity stake in the business. These awards are also intended to promote executive retention, as unvested stock options are generally forfeited if the executive voluntarily leaves the company. Each stock option allows the executive officer to acquire our ordinary shares at a fixed price per share (the market price on the grant date) over a period of ten years, thus providing a return to the officer only if the market price of the shares appreciates over the option term.

The size of the option grant award to each executive officer generally is set at a level that is intended to create a meaningful opportunity for share ownership based upon the individual’s current position with the company, but the Committee and Board also take into account (i) the individual’s potential for future responsibility and promotion over the term of the award, (ii) the individual’s performance in recent periods, and (iii) the number of option awards held by the individual at the time of grant. In addition, the Committee and Board consider competitive equity award data, and determine award size consistent with the Committee’s and our Board’s objective of setting long-term incentive compensation at a competitive level (50th percentile) in relation to our peer companies, subject to individual variances. The Committee and Board also consider annual share usage and overall stockholder dilution when determining the size of equity awards.

Commencing with fiscal year 2011, the Committee’s policy is to target long-term incentive compensation at the 75th percentile of our peer companies, subject to individual variances. For fiscal year 2011, the Committee has determined that equity awards for executives and other senior officers generally will be allocated 50% to stock option awards and 50% to time-based restricted stock awards. The Committee determined to use this mix of equity awards for fiscal year 2011 not only to limit the dilutive effect of equity awards but to deliver current-year equity at above-market grant levels in order to reorient executives previously compensated at below-market levels. Time-based restricted stock awards will vest 25% after each year over four years. Stock option awards will vest 25% after one year and then monthly thereafter over the next three years. We expect to discuss these fiscal year 2011 awards more in next year’s proxy statement for our 2011 annual meeting of stockholders.

Administration of Equity Award Grants

The Committee grants options with exercise prices set at the market price on the date of grant, based on the closing market price. Our current stock option grant policy is that options and restricted stock awards granted to executive officers are only made during open trading windows. Awards are not timed in relation to the release of material information. Our current stock option grant policy also provides that annual incentive grants to executives are made on August 15th each year after approval from the Board. In accordance with our stock option grant policy, all new-hire option awards are granted on the 10th day of the month following the first date of employment. Annual equity awards to ongoing employees for fiscal year 2010 were granted on August 15th. Any special grants (non-new hire or annual) made by the Committee are effective on the date of approval by the Committee.

Grants During Fiscal Year 2010

In determining the size of equity grants to our executives in fiscal year 2010, the Committee used the Black-Scholes-Merton valuation model and considered comparative share ownership of executives in our peer group identified above, Radford survey data, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards, the retention value of those awards and the recommendations of management. For fiscal year 2010, due to the economic environment and the depressed value of our stock, the Committee awarded equity grants to our executives that were below the median for equity awards granted to comparable executives at companies in the peer group and those identified in the Radford survey.

The Committee granted our executives time-based options only. The Committee chose to grant options rather than restricted stock to each named executive officer based on the recommendations of Compensia. Given the general economic conditions and the depressed value of our stock, the use of our restricted shares provided little retention value given current stock price and constraints on the number of shares available in our equity pool. Instead, time-based stock options created both upside potential if our stock price increases as well as retention value.

Other Benefits

We maintain broad-based benefits that are provided to all employees, including health and medical insurance, life and disability insurance and a 401(k) plan or, for executives and employees residing outside the U.S., a similar retirement plan. All executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees depending on their geographic location. For fiscal year 2010, we eliminated Mr. Haynes’ car allowance (£9,000 per annum) and consolidated that benefit into his annual base salary effective August 1, 2009.

Severance and Change of Control Arrangements

Each of the named executive officers other than Mr. Couder has entered into an Executive Severance and Retention Agreement. The Executive Severance and Retention Agreement provides, under certain circumstances, for payments upon termination of employment following a change of control of the company or termination upon death or without “cause” or for “good reason,” each as defined in the Executive Severance and Retention Agreement. Mr. Couder’s Amended and Restated Employment Agreement provides for payments in similar circumstances, other than death. Change of control payments of salary and variable pay made under the agreements, and, in the case of Mr. Couder, acceleration of equity awards, are subject to a “double trigger,” meaning that both a change of control and a subsequent termination are required. In other words, the change of control does not by itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change of control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Employment, Change of Control and Severance Arrangements” below. Acceleration of equity awards for executives other than Mr. Couder is subject to a single trigger, meaning only the change of control is required to trigger the acceleration of vesting of equity awards.

We believe providing these benefits help us compete for and retain executive talent. After reviewing the practices of companies represented in the peer group, we believe that our severance and change of control benefits are generally comparable with severance packages offered to executives by the companies in the peer group.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and our other officers whose compensation is required to be disclosed to our stockholders under the Exchange Act by reason of being among our four most highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. The Committee periodically reviews the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions under Section 162(m) so that the compensation remains tax deductible to us. However, the Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions under Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

ASC 718 requires us to recognize in our consolidated statement of operations all share-based payments to employees, including grants of stock options and restricted stock to executives, based on their fair values. The application of ASC 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of share-based awards. These inputs are based upon highly subjective assumptions as to the volatility of the underlying stock, risk free interest rates and the expected life of the options. Judgment is also required in estimating the number of share-based awards that are expected to be forfeited. As required under accounting principles generally accepted in the United States, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock-based awards granted in future periods may vary from the valuation assumptions we have used previously. For performance-based grants, we also must apply judgment in determining the periods when, and if, the related performance targets become probable of being met.

Overall Analysis

We continue to operate in a highly competitive industry. One of our principal goals is to achieve significant levels of profitability by reducing expenses and increasing revenues. In fiscal year 2010, significant progress was made toward achieving these goals. We believe that our executives directly contributed to this progress. We also believe it is vital to retain and motivate our executive officers if we are to achieve our business and financial goals. The total compensation packages paid to our named executive officers are intended to compensate them for services rendered and to retain them over the long-term. We use equity-based and performance-based compensation to align the interests of our executives with those of the stockholders and to provide a further retention incentive. Finally, our short-term incentives support our overall compensation philosophy by linking the payment of cash variable pay to the achievement of overall company performance goals. Thus, we believe that our compensation program is designed to successfully achieve our objectives.

For fiscal year 2011, we have made some proactive changes to our compensation policies to ensure that we can continue to retain the best executives while balancing this with the interests of our stockholders. We intend to continue monitoring the appropriate level of compensation of our executives through the use of third-party compensation consultants, review of the data provided by Radford surveys and continued comparison to the compensation practices of our peer group.

Compensation Risk Assessment

The Committee reviewed our compensation policies and practices and determined that our compensation programs do not encourage excessive or inappropriate risk-taking. The Committee believes that the design and mix of our compensation programs appropriately encourage our executives to focus on the creation of long-term stockholder value. In its review, the Committee noted the following features:

•	payout levels under our variable pay and sales incentive plans are capped and payout opportunities may be achieved on a straight line interpolation basis between trigger and target levels, and between the target and stretch levels;

•	non-GAAP adjustments are made to align achievement of performance measures with our business strategy;

•	all non-GAAP adjustments are subject to Committee approval to assure that actual payout levels appropriately reflect company and business unit performance; and

•	long-term incentive compensation constitutes a significant portion of executives’ compensation thereby focusing such individuals on enhancing long-term stockholder value.

Summary Compensation Table

The following table sets forth certain information concerning the compensation for fiscal years 2010, 2009 and 2008 for each individual who served as our Principal Executive Officer (Mr. Couder) and our Principal Financial Officer (Mr. Turin) during fiscal year 2010 and our three other most highly compensated executive officers (Messrs. Haynes and Parker and Ms. Rundle) who received annual compensation in excess of $100,000 during fiscal year 2010. We refer to these officers collectively as our named executive officers.

Fiscal Year 2010 Summary Compensation Table

							Non-Equity
					Stock	Option	Incentive Plan		All Other
				Bonus	Awards	Awards	Compensation		Compensation		Total
Name and Principal Position	Year(1)	Salary ($)		($)(2)	($)(3)	($)(3)	($)		($)		($)

Alain Couder	2010	$498,654		—	—	$460,875	$627,429	(9)	—		$1,586,958
President and Chief	2009	$487,500		$187,500	—	$614,277	$161,958		—		$1,451,235
Executive Officer(4)	2008	$432,692		—	$1,083,750	$875,387	$127,004		—		$2,518,833
Jerry Turin	2010	$266,223		—	—	$204,832	$210,816	(9)	—		$681,871
Chief Financial Officer(5)	2009	$253,500		$39,000	—	$158,360	$33,687		—		$484,547
Jim Haynes	2010	$314,371	(8)	—	—	$286,765	$245,713	(8)(9)	$29,812	(8)(11)	$876,661
Chief Operating Officer	2009	$283,231	(8)	$49,051	—	$167,320	$47,048	(8)	$42,454	(8)	$589,104
	2008	$327,632	(8)	—	$127,741	$113,420	$78,587	(8)	$49,828	(8)	$697,208
Kate Rundle	2010	$299,253		—	—	$92,174	$150,583	(9)	—		$542,010
Executive V.P., General Counsel	2009	$292,500		$45,000	—	$153,880	$38,870		—		$530,250
and Corporate Secretary(6)	2008	$173,077		—	$96,000	$59,676	$9,781		—		$338,534
Scott Parker	2010	$250,000		—	—	$71,691	$185,250	(10)	—		$506,941
Executive V.P. of Sales and
Marketing Communications(7)

(1)	The years in this column refer to the fiscal years ended July 3, 2010, June 27, 2009 and June 28, 2008.

(2)	The amounts in this column for fiscal year 2009 represent discretionary amounts awarded January 22, 2009 by the Committee under the incentive-based cash variable pay program.

(3)	The amounts in these columns for the fiscal years 2010, 2009 and 2008 reflect the grant date fair value, computed in accordance with ASC 718, of grants of stock options and restricted stock awards made during each fiscal year. Amounts included in the stock awards column, option awards column and total column for fiscal years 2009 and 2008 were recomputed to present the grant-date fair value of awards granted during the respective year. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 11 to our audited consolidated financial statements included in our 2010 Annual Report. For more information about these awards, see the discussion above under “Compensation Discussion and Analysis” and the narrative below following the “Fiscal Year 2010 Grants of Plan-Based Awards Table.”

(4)	Mr. Couder was appointed our President and Chief Executive Officer effective as of August 13, 2007.

(5)	Mr. Turin was appointed our Chief Financial Officer effective as of August 1, 2008. Mr. Turin previously served as our Corporate Controller since July 2005 and also as Vice President of Finance since April 2008.

(6)	Ms. Rundle was appointed our Executive Vice President, General Counsel and Corporate Secretary effective as of November 21, 2007.

(7)	Mr. Parker was appointed our Executive Vice President of Sales and Marketing Communications effective as of April 27, 2009.

(8)	Converted from U.K. pounds sterling to U.S. dollars using the noon buying rate of exchange of U.S. dollars to U.K. pounds sterling of $1.52 on July 2, 2010, $1.64 on June 26, 2009 and $1.98 on August 1, 2008, respectively.

(9)	For fiscal year 2010, consists of payments in connection with our incentive-based cash variable pay program related to the first and second six-month periods of fiscal year 2010, which were paid on February 5, 2010 and August 6, 2010, as further discussed above under “Compensation Discussion and Analysis.”

(10)	For Mr. Parker, consists of payment of $185,250 in connection with Mr. Parker’s fiscal year 2010 participation in our sales incentive plan, as further discussed above under “Compensation Discussion and Analysis.”

(11)	Consists of $1,138 in car allowance, $26,668 pension contribution and $2,005 private medical allowance for fiscal year 2010.

For more information about discretionary and non-discretionary payouts under the incentive-based cash variable pay program and sales incentive plan for fiscal year 2010, see the discussion under “Compensation Discussion and Analysis” above. For more information about the items included under the “All Other Compensation” column for fiscal year 2010, see footnotes 8 and 11 to the Fiscal Year 2010 Summary Compensation Table above.

Fiscal Year 2010 Grants of Plan-Based Awards Table

The following table sets forth information regarding each grant of an award made to a named executive officer during fiscal year 2010 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

									All Other	All Other
									Stock	Option
			Estimated Possible Payouts			Estimated Possible Payouts			Awards:	Awards:	Exercise or	Grant Date
			Under Non-Equity Incentive			Under Equity Incentive			Number of	Number of	Base Price	Fair Value
			Plan Awards			Plan Awards			Shares of	Securities	of Option	of Stock
	Grant		Thresh-		Max-	Thresh-		Max-	Stock	Underlying	Awards	and Option
Name	Date		hold	Target	imum	hold	Target	imum	or Units	Options	($/Sh)	Awards(1)

Alain Couder	6/28/2009	(3)	$125,000	$250,000	$375,000	—	—	—	—	—	—	—
	1/3/2010	(4)	$125,000	$250,000	$375,000	—	—	—	—	—	—	—
	8/15/2009		—	—	—	—	—	—	—	180,001 (6)	$3.50	$460,875
Jerry Turin	6/28/2009	(3)	$42,000	$84,000	$126,000	—	—	—	—	—	—	—
	1/3/2010	(4)	$42,000	$84,000	$126,000	—	—	—	—	—	—	—
	8/15/2009		—	—	—	—	—	—	—	80,000 (6)	$3.50	$204,832
Jim Haynes(2)	6/28/2009	(3)	$48,952	$97,905	$146,857	—	—	—	—	—	—	—
	1/3/2010	(4)	$48,952	$97,905	$146,857	—	—	—	—	—	—	—
	8/15/2009		—	—	—	—	—	—	—	112,000 (6)	$3.50	$286,765
Kate Rundle	6/28/2009	(3)	$30,000	$60,000	$90,000	—	—	—	—	—	—	—
	1/3/2010	(4)	$30,000	$60,000	$90,000	—	—	—	—	—	—	—
	8/15/2009		—	—	—	—	—	—	—	36,000 (6)	$3.50	$92,174
Scott Parker	6/28/2009	(5)	$90,000	$150,000	$375,000	—	—	—	—	—	—	—
	8/15/2009		—	—	—	—	—	—	—	28,000 (6)	$3.50	$71,691

(1)	The amounts in this column reflect the grant date fair value of the respective stock options computed in accordance with ASC 718. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 11 to our audited consolidated financial statements included in our 2010 Annual Report.

(2)	For Mr. Haynes, “threshold”, “target” and “maximum” estimated future payouts under non-equity incentive plan awards are converted from U.K. pounds sterling to U.S. dollars using the noon buying rate of exchange of U.S. dollars to U.K. pounds sterling of $1.52 on July 2, 2010.

(3)	For the first half of fiscal year 2010, the first-half variable pay program was based on cumulative Adjusted EBITDA for the six months ended December 2009. For more information, see the discussion above under “Compensation Discussion and Analysis.”

(4)	For the second half of fiscal year 2010, the second-half variable pay program was based on cumulative Adjusted EBITDA for the six months ended June 2010. For more information, see the discussion above under “Compensation Discussion and Analysis.”

(5)	In his sales role, Mr. Parker participates in our sales incentive plan. Mr. Parker’s participation in this quota-based plan was at a threshold level of 30% of his annual base salary, a target level of 60% of his annual base salary and a maximum level of 150% of his annual base salary. For more information, see the discussion above under “Compensation Discussion and Analysis.”

(6)	The options vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and 1/48th of the shares subject to the option monthly thereafter over the next 36 months.

In terms of the option awards for which disclosure is provided for fiscal year 2010 in the Fiscal Year 2010 Summary Compensation Table above, the options vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and 1/48 of the shares subject to the option monthly thereafter over the remaining 36 months. Each option has a term of ten years, and generally expires shortly following the termination of the executive’s employment. In terms of the stock awards for which disclosure is provided for fiscal year 2008 in the Fiscal Year 2010 Summary Compensation Table above, the restricted stock awards initially vested either in full upon our achievement of targeted adjusted EBITDA at fiscal year-end 2008 or one-half as to 25% on the one-year anniversary of the grant date and as to an additional 2.083% at the end of each month following the first anniversary of the grant date until the fourth anniversary of the grant date and one-half as to 50% if we generate non-GAAP earnings before interest, taxes, depreciation and amortization (excluding restructuring charges, one-time items and the non-cash compensation expense from stock compensation) that are cumulatively greater than zero for two successive quarters and 50% if we generate non-GAAP earnings before interest, taxes, depreciation and amortization (excluding restructuring charges, one-time items and the non-cash compensation expense from stock compensation) that are cumulatively greater than 8% of revenues for two successive quarters. On April 21, 2009, the Board, upon the recommendation of the Committee, approved amendments to each of the then outstanding restricted stock agreements. Prior to the adoption of these amendments, the shares subject to each such restricted stock agreement vested as to 25% on the one-year anniversary of the grant date and an additional 2.083% at the end of each month following the first anniversary of the grant date until the fourth anniversary of the grant date. The amendments provided that the shares subject to such restricted stock agreements would then vest on a quarterly basis on the tenth day of the second month of each fiscal quarter. None of the amendments, however, revise the final vesting date for any of the restricted stock agreements that were so amended.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table sets forth information concerning stock options that have not been exercised and unvested restricted stock awards for each of the named executive officers as of July 3, 2010.

		Option Awards
		Number of		Number of					Stock Awards
		Securities		Securities							Market Value
		Underlying		Underlying					Number of		of Shares or
	Option	Unexercised		Unexercised		Option		Option	Shares or Units		Units That
	Grant	Options (#)		Options (#)		Exercise		Expiration	of Stock That		Have Not
Name	Date	Exercisable		Unexercisable		Price ($)		Date	Have Not Vested		Vested(1)

Alain Couder	8/13/2007	67,292	(2)	27,709		$14.45		8/13/2017	—		—
	8/15/2008	43,084	(2)	50,917		$8.90		8/15/2018	—		—
	5/13/2009	16,250	(2)	43,751		$3.10		5/13/2019	—		—
	8/15/2009	—		180,001	(2)	$3.50		8/15/2019	—		—
	—	—		—		—		—	12,500	(5)	$135,000
Jerry Turin	11/11/2005	26,000	(2)	—		$24.55		11/11/2015	—		—
	6/12/2007	2,250	(2)	750		$10.05		6/12/2017	—		—
	1/28/2008	1,450	(2)	950		$8.75		1/28/2018	—		—
	8/15/2008	11,000	(2)	13,000		$8.90		8/15/2018	—		—
	5/13/2009	4,333	(2)	11,667		$3.10		5/13/2019	—		—
	8/15/2009	—		80,000	(2)	$3.50		8/15/2019	—		—
	—	—		—		—		—	350	(5)	$3,780
Jim Haynes	8/7/2003	3,000	(2)	—		$60.72	(4)	8/7/2013	—		—
	9/25/2003	1,500	(2)	—		$102.65	(4)	9/25/2013	—		—
	6/2/2004	1,000	(2)	—		$44.40	(4)	6/2/2014	—		—
	9/22/2004	2,800	(2)	—		$33.65		9/22/2014	—		—
	11/11/2005	25,000	(2)	—		$24.55		11/11/2015	—		—
	6/12/2007	3,750	(2)	1,250		$10.05		6/12/2017	—		—
	1/28/2008	13,233	(2)	8,669		$8.75		1/28/2018	—		—
	8/15/2008	11,000	(2)	13,000		$8.90		8/15/2018	—		—
	5/13/2009	5,416	(2)	14,584		$3.10		5/13/2019	—		—
	8/13/2009	—		112,000	(2)	$3.50		8/13/2019	—		—
	—	—		—		—		—	3,470	(5)	$37,476
Kate Rundle	11/26/2007	5,167	(2)	2,833		$12.00		11/26/2017	—		—
	8/15/2008	11,000	(2)	13,000		$8.90		8/15/2018	—		—
	5/13/2009	2,913	(2)	10,209		$3.10		5/13/2019	—		—
	8/13/2009	—		36,000	(2)	$3.50		8/13/2019	—		—
	—	—		—		—		—	1,583	(5)	$17,096
Scott Parker	12/2/2009	—		12,299	(3)	$6.80		12/2/2016	—		—
	11/20/2008	15,035	(2)	22,947		$0.75		11/20/2018	—		—
	5/13/2009	3,791	(2)	10,209		$3.10		5/13/2019	—		—
	8/15/2009	—		28,000	(2)	$3.50		8/15/2019	—		—
	—	—		—		—		—	19,172	(5)	$207,058

(1)	Calculated by multiplying the number of unvested shares by $10.80, the closing price per share of our common stock on the NASDAQ Global Market on July 2, 2010.

(2)	The options vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and 1/48th of the shares subject to the option monthly thereafter over the remaining 36 months.

(3)	In connection with our stock option exchange program which closed December 2, 2009, Mr. Parker exchanged 18,449 options to purchase common stock, which were originally granted December 21, 2007 at an exercise price of $18.25 per share, for 12,299 options to purchase common stock with an exercise price of $6.80 per share, the closing price of our common stock on the NASDAQ Global Market on December 2, 2009. These options have a term of 7 years and vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and as to the remaining 75% of the shares subject to the option ratably thereafter on a monthly basis over the remaining 24 months. Mr. Parker was not one of our named executive officers at the time of the exchange, and was therefore eligible to participate in the exchange offer. The exchange officer, however, was not considered in any material way in connection with the establishment of Mr. Parker’s fiscal year 2010 compensation.

(4)	Converted from U.K. pounds sterling to U.S. dollars using the noon buying rate of exchange of U.S. dollars to U.K. pounds sterling of $1.52 on July 2, 2010.

(5)	On April 21, 2009, our board of directors, upon the recommendation of the Committee, approved amendments to the restricted stock agreements related to these restricted shares. Prior to the adoption of these amendments, the shares subject to each such restricted stock agreement vested as to 25% on the one-year anniversary of the grant date and an additional 2.083% at the end of each month following the first anniversary of the grant date until the fourth anniversary of the grant date. The amendments provided that the shares subject to such restricted stock agreements would then vest on a quarterly basis on the tenth day of the second month of each fiscal quarter. None of the amendments, however, revise the final vesting date for any of the restricted stock agreements that were so amended.

Fiscal Year 2010 Option Exercises and Stock Vested Table

The following table sets forth information regarding options exercised by the named executive officers and the vesting of restricted stock held by the named executive officers during the fiscal year ended July 3, 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)(2)	Vesting ($)(3)

Alain Couder	—	—	9,375	$68,693
Jerry Turin	—	—	216	$1,531
Jim Haynes	—	—	3,971	$23,974
Kate Rundle	3,500	$36,225	1,083	$7,664
Scott Parker	—	—	—	—

(1)	Amounts shown represent the number of shares acquired on exercise of option awards during fiscal year 2010, multiplied by the difference between the closing price of our common stock as quoted on the NASDAQ Global Market on each corresponding exercise date and the exercise price for each option.

(2)	Reflects restricted stock awards that vested in fiscal year 2010.

(3)	Amounts shown represent the number of shares of restricted stock that vested on dates during fiscal year 2010 multiplied by the closing price of our common stock as quoted on the NASDAQ Global Market on each corresponding vesting date.

Employment, Change of Control and Severance Arrangements

The table below shows the benefits potentially payable to each of our named executive officers if he or she were terminated or a change of control occurred. These amounts are calculated assuming that the employment termination or change of control took place on July 2, 2010. The closing price per share of our common stock on the NASDAQ Global Market on July 2, 2010 was $10.80.

			Non-Equity			Accelerated
	Base		Incentive Plan		Accelerated	Vesting of
	Salary		Compensation		Vesting of	Restricted	Benefits		Total
	($)		($)		Options(2)	Stock(3)	($)		($)

Alain Couder(1)
termination without cause	$1,150,000	(4)	$735,927	(6)	—	—	$76,712	(8)	$1,962,639
change of control	$1,437,500	(4)	$919,909	(6)	$1,747,632	$135,000	$85,818	(8)	$4,325,859
Jerry Turin
termination without cause	$280,000		$84,000		—	—	$32,308	(9)	$396,308
change of control	$280,000		$84,000		$701,046	$3,780	$32,308	(9)	$1,101,134
Jim Haynes
termination without cause	$380,740	(5)	$97,905	(5)	—	—	$14,560	(9)(5)	$493,205
change of control	$380,740	(5)	$97,905	(5)	$973,306	$37,476	$14,560	(9)(5)	$1,503,987
Kate Rundle
termination without cause	$250,000		$60,000		—	—	$32,567	(9)	$342,567
change of control	$250,000		$60,000		$366,109	$17,096	$32,567	(9)	$725,772
Scott Parker
termination without cause	$208,333		$150,000	(7)	—	—	$21,382	(9)	$379,716
change of control	$208,333		$150,000	(7)	$562,823	$207,058	$21,382	(9)	$1,149,597

(1)	On August 4, 2010, we entered into an amended and restated employment agreement with Mr. Couder. The amended and restated agreement is effective as of July 1, 2010. As a result, given the assumption that Mr. Couder’s employment termination or change of control took place on July 2, 2010, the amounts presented in this table are calculated based on the provisions of the amended and restated agreement, and represent an indication of what Mr. Couder may be entitled to receive upon an actual termination event in fiscal year 2011 and beyond.

(2)	Amounts shown represent the intrinsic value of all unvested option awards which would be accelerated upon the occurrence of the termination event. Intrinsic value for each award is calculated based on the number of shares that would be acquired upon the exercise of the portion of the option award subject to acceleration, multiplied by the difference between the closing price of our common stock of $10.80 on July 2, 2010, as quoted on the NASDAQ Global Market, and the exercise price for each option. Except for Mr. Couder, whose equity awards are subject to double-trigger acceleration, our named executive officers’ equity awards are subject to single-trigger acceleration. As a result, the named executive officers would be entitled to receive the amounts listed in this column in the event of a change in control even absent a corresponding termination of employment.

(3)	Amounts shown represent the intrinsic value of all unvested restricted awards which would be accelerated upon the occurrence of the termination event, calculated based on the number of restricted awards subject to acceleration multiplied by the closing price of our common stock of $10.80 on July 2, 2010, as quoted on the NASDAQ Global Market. Except for Mr. Couder, whose equity awards are subject to double-trigger acceleration, our named executive officers’ equity awards are subject to single-trigger acceleration. As a result, the named executive officers would be entitled to receive the amounts listed in this column in the event of a change in control even absent a corresponding termination of employment.

(4)	For termination without cause, represents two times Mr. Couder’s annual salary of $575,000 as of July 2, 2010. For change of control, represents two and one-half times Mr. Couder’s annual salary.

(5)	Converted from U.K. pounds sterling to U.S. dollars using the noon buying rate of exchange of U.S. dollars to U.K. pounds sterling of $1.52 on July 2, 2010.

(6)	For termination without cause, represents two times the total of all bonuses (including amounts reported as non-equity incentive plan compensation in the Fiscal Year 2010 Summary Compensation Table above) paid to Mr. Couder in the three fiscal years ended July 3, 2010 divided by three. For change of control, represents two and one-half times the total of all bonuses paid to Mr. Couder in the three fiscal years ended July 3, 2010 divided by three. Mr. Couder received total bonuses and non-equity incentive plan compensation of $627,429 in fiscal year 2010, $349,458 in fiscal year 2009 and $127,004 in fiscal year 2008.

(7)	Represents annual payout at the target level to Mr. Parker under our sales incentive plan.

(8)	For termination without cause, represents $58,501 of earned but unpaid vacation as of July 3, 2010 and $18,211 for employee medical insurance coverage and employee group life insurance coverage for a period of 24 months following termination. For change of control, represents $58,501 of earned but unpaid vacation as of July 3, 2010 and $27,317 for employee medical insurance coverage and employee group life insurance coverage for a period of 36 months following termination.

(9)	Consists of earned but unpaid vacation as of July 3, 2010.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2010, no executive officer of Oclaro served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served on our board of directors or compensation committee.

Corporate Governance

Our board of directors believes that good corporate governance is important to ensure that Oclaro is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that Oclaro has adopted. Complete copies of the committee charters and code of business conduct and ethics described below are available on our website at www.oclaro.com. Alternatively, you can request a copy of any of these documents by writing to Oclaro, Inc., 2584 Junction Avenue, San Jose, California 95134, Attention: Corporate Secretary.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of Oclaro and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the directors is to oversee the management of Oclaro,

•	a majority of the members of the Board shall be independent directors,

•	the independent directors shall meet in executive session at least twice a year and at other times upon request of an independent director,

•	directors shall have full and free access to officers and employees of Oclaro and, as necessary and appropriate, independent advisors,

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis, and

•	at least annually the nominating and corporate governance committee shall oversee a self-evaluation of the Board designed to determine whether the Board and its committees are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ rules, a director of Oclaro will qualify as an “independent director” only if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that neither Bernard Couillaud, Edward Collins, Lori Holland, Greg Dougherty nor Joel Smith has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605 of the NASDAQ Stock Market, Inc. Marketplace Rules.

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that each director is responsible for his or her attendance at our annual stockholder meeting. All seven of our directors attended our 2009 annual meeting of stockholders.

Board of Directors Meetings

Our board of directors held 12 meetings, including by telephone conference, during fiscal year 2010. The compensation committee of our board of directors held four meetings, including by telephone conference, during fiscal year 2010. The audit committee of our board of directors held four meetings, including by telephone conference, during fiscal year 2010. The nominating and corporate governance committee of our board of directors held four meetings during fiscal year 2010. All directors attended at least 92% of the meetings of our board of directors and the committees on which they served, if any, during the period that they served on our board of directors or any such committees.

Board Committees

Our board of directors has standing audit, compensation, and nominating and corporate governance committees, each of which operates under a charter that has been approved by our Board. A current copy of each committee’s charter is posted on the Governance section of our website, www.oclaro.com.

The members of the compensation committee of our board of directors are Mr. Dougherty (Chair), Mr. Collins and Ms. Holland; the members of the audit committee of our board of directors are Ms. Holland (Chair), Mr. Collins, and Mr. Dougherty; and the members of our nominating and corporate governance committee are Mr. Smith (Chair), Dr. Couillaud and Mr. Collins.

Our board of directors has determined that all of the current members of each of the three standing committees described above are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the audit committee, the independence requirements of Rule 10A-3 under the Exchange Act.

Audit Committee.  The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and evaluating the independence of our independent registered public accounting firm,

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the firm,

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures,

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics,

•	establishing procedures for the receipt and retention of accounting related complaints and concerns, and

•	meeting independently with our independent registered public accounting firm and management.

Our board of directors has determined that Lori Holland and Edward Collins are “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee.  The compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of our Chief Executive Officer and other executive officers,

•	making recommendations to the Board with respect to incentive compensation and equity-based plans, and

•	administering our incentive compensation and equity-based plans.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee’s responsibilities include:

•	reviewing with the Board, on an annual basis, the requisite skills and criteria for new board members and the composition of the Board as a whole,

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees,

•	reviewing and making recommendations to the Board with respect to director compensation,

•	developing and recommending to the Board corporate governance guidelines,

•	overseeing the self-evaluation of the Board, and

•	overseeing an annual review by the Board of succession planning.

Board Leadership and Risk Oversight

Our board of directors has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. As a result, the positions of Chairman of the Board and Chief Executive Officer are not currently held by the same person. This structure promotes active participation of the independent directors in setting agendas and establishing priorities for the work of the Board. While the Board believes its current leadership structure is appropriate at this time, the Board may determine in the future that the positions of Chief Executive Officer and Chairman of the Board should be held by the same individual.

Our Board as a whole has oversight responsibility for our risk management process. This risk oversight function is carried out both by the full board and by individual committees that are tasked by the Board with oversight of specific risks. The audit committee oversees risks associated with financial and accounting matters including compliance with legal and regulatory requirements, and our financial reporting and internal control systems. The compensation committee evaluates risks associated with our compensation policies and practices so as not to encourage or reward excessive risk-taking by our executives or employees.

On a regular basis the Board receives information and reports from committees, senior management and/or outside counsel and consultants and discusses the identification, assessment, management and mitigation of the risks associated with our strategic and business plans and operations. The Board also holds regular sessions with members of management with the specific purpose of identifying, prioritizing and managing those risks that we believe are material to our operations.

Director Nomination Process

In the event of a decision to nominate one or more non-incumbents for service on the Board, due to the resignation of a sitting director or otherwise, our nominating and corporate governance committee would undertake a process to identify and evaluate director candidates. This process would include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by the Chairman of the Board and members of the committee and the board. The committee would also consider the extent to which a given candidate increases the diversity of the Board in terms of professional background, business experience, education, and other factors.

In general, in considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the nominating and corporate governance committee will apply the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, commitment to understanding our business and industry, experience, conflicts of interest and the ability to act in the interests of all stockholders. Further, specific consideration is given to, among other things, diversity of background and experience that a candidate would bring to the Board. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our nominating and corporate governance committee at the following address: Oclaro, Inc., 2584 Junction Avenue, San Jose, California 95134, Attention: Corporate Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the Board, by following the procedures set forth under “Stockholder Proposals for 2011 Annual Meeting.”

Communicating with the Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to our board of directors c/o Corporate Secretary, Oclaro, Inc., 2584 Junction Avenue, San Jose, California 95134.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.oclaro.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code of business conduct and ethics.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written policy that contains procedures for the reporting and review of any transaction, arrangement or relationship in which Oclaro is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. Our policy requires that the proposed related person transaction be reviewed and, if deemed consistent with the standards contained in our policy, approved by the audit committee of our board of directors. Whenever practicable, the reporting, review and approval must occur prior to the effectiveness or consummation of the transaction. If advance review and approval is not practicable, our audit committee must review, and, in its discretion, ratify the related person transaction. The policy permits the chairman of our audit committee to review and, if deemed consistent with the standards contained in our policy, approve the proposed related person transaction if it arises between audit committee meetings, subject to ratification of the related person transaction by our audit committee at its next meeting. Any related person transaction that is ongoing in nature must be reviewed annually by our audit committee.

A related person transaction reviewed under our policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our audit committee must review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the related person transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if our audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Oclaro’s best interests. Our audit committee may impose any conditions on the related person transaction that it deems appropriate.

Our policy excludes from the definition of “related person transaction” the transactions identified by the Commission as not requiring disclosure under the Commission’s related person transaction disclosure rule. Accordingly, such transactions are not subject to reporting, review, approval or ratification under our policy. In addition, our board of directors has determined that, under certain circumstances, a transaction does not create a material direct or indirect interest on behalf of a related person (and therefore is not a related person transaction under our policy) including if:

•	the transaction is specifically contemplated by the provisions of our certificate of incorporation or bylaws; or

•	the related person’s interests in the transaction arise solely from his or her position as an executive officer of another entity (whether or not he or she is also a director of such entity) that is a participant in the transaction, where (i) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (ii) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (iii) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the entity receiving payment under the transaction.

Related Party Transactions:

Alain Couder, our President and Chief Executive Officer, also serves as a director on the board of directors of Sanmina-SCI Corporation (“Sanmina”). During the fiscal years ended July 3, 2010, June 27, 2009 and June 28, 2008, sales to Sanmina were $12.6 million, $3.6 million and $4.1 million, respectively. As of July 3, 2010, and June 27, 2009 accounts receivable from Sanmina were $6.2 million and $0.8 million, respectively.

In connection with the merger with Avanex on April 27, 2009, we entered into a one year consulting agreement with Giovanni Barbarossa, which became effective upon consummation of the merger. Under the consulting agreement, Dr. Barbarossa provided consulting services to us for the purpose of assisting in the integration of

Avanex’s operations into those of Oclaro, including, among other things, advice and assistance on strategic and technological matters and customer relations. Under the consulting agreement, Dr. Barbarossa received consulting fees of $300,000 and $60,000 for the fiscal years ended July 3, 2010 and June 27, 2009, respectively.

PROPOSAL 2

AMENDMENT OF THE OCLARO, INC. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

On July 27, 2010, our compensation committee amended and restated the Oclaro, Inc. 2004 Stock Incentive Plan (the “Plan”), subject to approval of our stockholders at the Annual Meeting. The Plan affords our board of directors the ability to design compensatory awards that are responsive to our needs, and includes authorization for a variety of awards designed to advance our interests and long-term success by encouraging stock ownership among our employees, directors, officers, and consultants/advisors.

The changes to the Plan include an increase in the number of shares available under the Plan from 19,000,000 shares to 23,000,000 shares. Based on our current share usage, we expect that these additional shares will be sufficient for our needs for approximately three years. In addition to the increase in number of shares available for issuance under the Plan, the compensation committee also adopted additional changes, as discussed more fully below, which provide that shares underlying “full value awards” are counted as 1.25 shares under the Plan and amend provisions relating to the return and re-issuance of shares subject to awards including a prohibition on “recycling” of repurchased shares in cases where shares are used to exercise an award or shares are withheld for taxes. We have also included a description of the material terms of the performance-based compensation elements of the Plan for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), including the individuals eligible to receive compensation, a description of the performance criteria and the maximum amount of performance compensation which may be paid. These items are discussed more fully in the section titled “Performance Awards.”

The affirmative vote of a majority of the shares voting on this proposal is required for approval of the amended and restated Plan. The amended and restated Plan will be effective upon stockholder approval and will have a term of ten years from the stockholder approval date. The following summary of the material provisions of the Plan is not intended to be exhaustive and is qualified in its entirety by the terms of the Plan, a copy of which is set forth as Appendix A.

Board Recommendation

Our Board of Directors unanimously recommends a vote FOR Proposal 2 to approve the Oclaro, Inc. Amended and Restated 2004 Stock Incentive Plan.

Plan Highlights

The Plan authorizes equity-based compensation in the form of stock options (including incentive stock options and non-qualified stock options), stock appreciation rights (“SARs”), restricted stock, and other awards for the purpose of providing our employees, directors, officers, and consultants/advisors incentives and rewards which align their interest with that of stockholders. Some of the key features of the Plan that reflect our commitment to effective management of incentive compensation are set forth below and are described more fully under the heading “Summary of the Plan” and in the Plan, which is attached to this proxy statement.

Plan Limits/Full Value Awards.  Awards under the Plan are limited to 23,000,000 shares of common stock (including awards other than stock options and SARs), of which, 19,000,000 shares were previously authorized by stockholders. Full value awards count against this limit as 1.25 share of common stock for purposes of the share limit.

No Liberal Recycling Provisions.  The Plan provides that only shares with respect to awards granted under the Plan that expire or are forfeited or cancelled will again be available for issuance under the Plan. The following shares will not be added back to the aggregate plan limit:

•	shares tendered in payment of the option exercise price;

•	shares withheld by us to satisfy tax withholding obligations.

No Repricing.  Repricing of options and SARs is prohibited under the Plan without stockholder approval.

No Discounted Stock Options or SARs.  Stock options and SARs may not be granted with an exercise price which is less than 100% of the fair market value of our shares at the time the option or SAR is granted, except in the case of substitute options issued in a merger/acquisition. Further, the Plan specifies that no SAR will be exercisable for more than 10 years.

Summary of the Plan

The following is a summary of the material terms of the Plan and is qualified in its entirety by the terms of the Plan, a copy of which is set forth in Appendix A.

Administration

Our compensation committee administers the Plan, under the authority delegated to it by our board of directors. The compensation committee has the authority to grant awards under the Plan and to adopt, amend and repeal administrative rules, guidelines and practices relating to the Plan. The compensation committee interprets the terms of the Plan and any award agreements entered into under it. The compensation committee may delegate to one or more of our officers the power to grant awards under the Plan, but such officers are not authorized to grant awards to any of our officers.

Eligible Participants

All of our employees, officers, directors, consultants and advisors, presently estimated at 2,885 persons, are eligible to be granted awards under the Plan.

Shares Available for Awards

Awards may be made under the Plan for up to 23,000,000 shares of common stock, of which, 19,000,000 shares of common stock were previously authorized by stockholders. Full value awards granted under the Plan count as 1.25 share of common stock. The maximum number of shares of common stock that may be granted in awards to any participant is 1,000,000 per calendar year. The maximum number of shares that may be granted through awards that are not stock options or stock appreciation rights (“SARs”) is 23,000,000, subject to the share counting requirements for full value awards.

The compensation committee will adjust the aggregate number of shares reserved for issuance under the Plan in the case of a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than an ordinary cash dividend. If any award expires or is terminated, surrendered or canceled without having been fully exercised, the unused common stock covered by such award shall again be available for grant under the Plan. Further, shares of common stock tendered to us to exercise an award or shares of common stock withheld for taxes shall not be added to the number of shares of common stock available for the grant of awards under the Plan.

Types of Awards and Terms and Conditions

The Plan permits the grant of the following awards: (i) nonstatutory stock options; (ii) incentive stock options (“ISOs”); (iii) SARs; (iv) restricted stock; and (v) other stock-based awards (sometimes referred to collectively herein as “Awards”). Awards may be granted alone, in addition to, or in combination with any other award granted under the Plan. Each person who receives an Award under the Plan is deemed a “Participant”.

Stock Options

The compensation committee may grant incentive stock options or nonstatutory stock options with an exercise no less than the fair market value of our common stock at the date of grant. The market price of our common stock as reported on NASDAQ on September 7, 2010 was $12.59. The option exercise price may be payable in cash, by delivery of an irrevocable and unconditional undertaking by a broker to deliver sufficient funds, by promissory note, or, in shares of common stock having a fair market value on the exercise date equal to the exercise price.

Directors Options

On the date of each annual meeting of stockholders of Oclaro, we will grant to each member of our board of directors who is not an employee one or more nonstatutory stock options in an amount as shall be designated from time to time. Such options will have an exercise price equal to the closing sale price of our common stock on the trading date immediately prior to the date of grant and will be immediately exercisable at the time of grant. The compensation committee may impose conditions or vesting limitations on such grants and may make additional grants of nonstatutory stock options on Awards to board members who are not employees.

Stock Appreciation Rights (SARs)

A SAR is an award entitling the holder, upon exercise, to receive an amount in cash or common stock based on the appreciation, after the date of grant, in the fair market value of our common stock. The date by which such appreciation is measured is the exercise date unless the compensation committee specifies otherwise. SARs may be granted in tandem with stock options or on their own. Tandem SARs generally are only exercisable when the related stock option is exercisable and will terminate upon the termination or exercise of the related stock option. Independent SARs are exercisable at such time or times, and on such conditions, as the compensation committee specifies in the Award. No SAR will be exercisable later than the 10th anniversary of its grant date. The exercise price for each SAR will not be less than the fair market value of a share of our common stock on the date the SAR is granted.

Restricted Stock

The compensation committee may grant restricted stock awards entitling recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares at their issue price upon certain specified conditions. The compensation committee determines the conditions for repurchase and the issue price, if any, of the restricted stock awards. Any restricted stock granted after January 25, 2008 that vests solely based on the passage of time may not be more than one-third vested prior to the first anniversary of the date of grant, no more than two-thirds vested prior to the second anniversary of the date of grant, and the balance must vest no more than ratably over the period from the second anniversary to the third anniversary of the date of grant. Any restricted stock awards granted after January 25, 2008 that do not vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant.

Other Stock-Based Awards

The compensation committee may make other Awards of shares of our common stock or other Awards that are valued by reference to shares of our common stock. Such awards may be paid in shares of our common stock or in cash, as the compensation committee so determines. The compensation committee may determine the conditions of such awards, including any applicable purchase price.

Performance Awards

Restricted stock awards and other stock-based awards under the Plan may be made subject to the achievement of performance goals to an eligible employee, subject to a limit of 1,000,000 per calendar year on shares covered by such grants per participant. No performance awards shall vest prior to the first anniversary of the date of grant.

Grants of performance awards to any covered employee intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a committee (or subcommittee of a committee) comprised solely of two or more directors eligible to serve on a committee (the “Committee”) making Awards qualifying as “performance-based compensation” under Section 162(m).

For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, earnings per share (before or after discontinued operations, interest, taxes, depreciation and/or amortization), operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total stockholder return, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the write down of any asset, (v) charges for restructuring and rationalization programs, (vi) non-cash compensation expense from stock compensation and (vii) one-time charges or credits. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the board may determine.

Reorganization Event

In the event of a reorganization event of Oclaro (as defined in the Plan), subject to certain limitations and restrictions as more fully described in the Plan, the compensation committee may:

•	provide that Awards (other than restricted stock) shall be assumed/substituted by the acquiring or succeeding corporation;

•	provide that unexercised stock options or other unexercised Awards (other than restricted stock) shall become exercisable in full and will terminate immediately prior to the consummation of the reorganization event unless exercised by the holder in a specific time period;

•	provide that restrictions applicable to outstanding Awards (other than restricted stock) shall lapse prior to the reorganization event;

•	provide that holders of Awards (other than restricted stock) may receive a portion of the acquisition price in proportion to the number of shares of common stock subject to the holder’s awards minus the aggregate exercise price of the Awards;

•	provide that Awards (other than restricted stock) shall convert into a right to receive liquidation proceeds; and

•	in the case of restricted stock awards, may provide that, in a reorganization event that is not a liquidation or dissolution, Oclaro’s repurchase right shall transfer to Oclaro’s successor entity and apply to the consideration into which our common stock was converted or exchanged in the reorganization event.

Termination of Employment

The compensation committee shall determine effect of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a holder on any Award.

Duration, Termination and Amendment

No Awards shall be granted under the Plan after the completion of ten years from the date on which the amended and restated Plan is approved by stockholders, but awards granted prior to the Plan’s termination may extend beyond that date. The compensation committee or our board of directors may amend, suspend or terminate the Plan, or any portion of it, at any time, except that no amendment requiring stockholder approval under any applicable legal, regulatory or NASDAQ listing requirement shall become effective until such stockholder approval is obtained.

Transferability of Awards

Unless otherwise provided by the compensation committee, awards under the Plan may only be transferred by will or the laws of descent and distribution, or, other than in the case of an incentive stock option, under a qualified domestic relations order. In no event are transfers to a third party for consideration permitted.

Prohibition on Repricing Awards

Unless approved by our stockholders, no stock option or SAR may be amended to reduce its exercise price or measurement price, the compensation committee may not cancel any outstanding stock option or SAR and grant in substitution any new awards with a lower exercise price or measurement price, and no outstanding stock option or SAR may be cancelled in exchange for cash, except in connection with a reorganization event or change of control.

U.S. Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of certain transactions under the Plan based on U.S. federal income tax laws in effect as of the date of this proxy statement. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences, nor does it describe consequences based on particular circumstances. Each participant should refer to the actual text of the Plan and should consult with a tax advisor as to specific questions relating to tax consequences of participation in the Plan.

Incentive Stock Options

No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Nonstatutory Stock Options

In general, (a) no income will be recognized by an optionee at the time a nonstatutory stock option is granted; (b) at the time of exercise of a nonstatutory stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares on the date of exercise; and (c) at the time of sale of shares acquired pursuant to the exercise of a nonstatutory stock option, any increase (or decrease) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Stock Appreciation Rights

No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to recognize ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any shares received on the exercise. Upon the sale of the shares, the participant will have capital gain or loss due to any increase (or decrease) in value of the shares after exercise. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

The recipient of restricted stock awards generally will be subject to tax at ordinary income rates on the fair market value of the underlying shares (reduced by any amount paid by the participant for such shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a participant who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such stock awards. If a Section 83(b) election has not been made, any dividends received with respect to shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales price and the fair market value of the shares on the date of grant or vesting, as applicable. Any capital gain or loss will be long-term if the participant held the shares for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The tax consequences associated with any other stock-based award granted under the Plan will vary depending on the specific terms of the award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the participant’s holding period, and amount paid for the award or underlying common stock.

Tax Consequences to Oclaro

To the extent that a recipient recognizes ordinary income in the circumstances described above, we will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. At such time, we will generally also have a withholding and reporting obligation with regard to such income.

Compliance with Section 409A of the Code

The American Jobs Creation Act of 2004 revised the federal income tax law applicable to certain types of awards that may be granted under the Plan. To the extent applicable, it is intended that the Plan and any grants made under the Plan comply with the provisions of Section 409A of the Code.

New Plan Benefits

It is not possible to determine specific amounts and types of awards that may be awarded in the future under the Amended and Restated 2004 Stock Incentive Plan because the grant and actual pay-out of awards under such plans are discretionary.

Equity Compensation Plan Information

As of July 3, 2010, we maintained the Plan, the Bookham 1998 Equity Incentive Plan, the Avanex Corporation 1998 Stock Plan and the Avanex 1999 Director Option Plan. The following table summarizes our equity compensation plans as of July 3, 2010:

Number of Securities
Remaining Available for
	Number of Securities to		Future Issuance Under
	be Issued Upon Exercise		Equity Compensation
	of Outstanding Options	Weighted-Average	Plans (Excluding
	and Vesting of Restricted	Exercise Price of	Securities Reflected in
	Stock Units	Outstanding Options (1)	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,889,000	$8.77	1,089,000
Equity compensations plans not approved by security holders	—	—	—

	3,889,000	$8.77	1,089,000

(1)	The weighted-average exercise price does not take into account shares issuable upon the vesting of outstanding restricted stock unit awards, which have no exercise price.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending July 2, 2011, subject to ratification by our stockholders at the Annual Meeting. If our stockholders do not ratify the selection of Grant Thornton LLP, our audit committee will reconsider the matter. A representative of Grant Thornton LLP, which has served as our independent registered public accounting firm since February 11, 2008, is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires. Even if the selection of Grant Thornton LLP is ratified, our audit committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of Oclaro and its stockholders.

Board Recommendation

Our board of directors believes that the selection of Grant Thornton LLP as independent auditor for the fiscal year ending July 2, 2011 is in the best interests of Oclaro and our stockholders and, therefore, unanimously recommends that the stockholders vote “FOR” this proposal.

Principal Accounting Fees and Services

The following table summarizes the fees of Grant Thornton LLP, our independent registered accounting firm for the fiscal years ended July 3, 2010 and June 27, 2009. For the fiscal year ended July 3, 2010, audit fees include an estimate of amounts not yet billed by Grant Thornton LLP.

	Fiscal Year Ended
Fee Category	July 3, 2010	June 27, 2009
	(Thousands)

Audit fees(1)	$1,918	$1,945
Audit-related fees(2)	163	98
Tax fees	—	—
All other fees	—	—

Total fees	$2,081	$2,043

(1)	Audit fees consist of fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, the review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our consolidated financial statements and which are not reported under “Audit Fees.” These services primarily relate to due diligence related to accounting consultations and audits in connection with acquisitions (including the Avanex merger), services in connection with the filing of registration statements with the Commission, and consultations concerning internal controls, financial accounting and reporting standards.

Report of the Audit Committee of the Board of Directors

The audit committee has reviewed Oclaro’s audited consolidated financial statements for the fiscal year ended July 3, 2010 and has discussed these consolidated financial statements with Oclaro’s management and independent registered public accounting firm.

The audit committee has also received from, and discussed with Grant Thornton LLP, Oclaro’s independent registered public accounting firm, various communications that Oclaro’s independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board Rule 3200T.

Oclaro’s independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The audit committee has discussed with the independent registered public accounting firm its independence from Oclaro.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to Oclaro’s board of directors that the audited consolidated financial statements be included in Oclaro’s Annual Report on Form 10-K for the fiscal year ended July 3, 2010.

By the Audit Committee of the Board of Directors of Oclaro, Inc.

Lori Holland, Chairman
Edward Collins
Greg Dougherty

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. Our policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such preapproval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee may delegate to each individual member of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

If a stockholder intends to submit a proposal for inclusion in the proxy statement and proxy card for our 2011 annual meeting, the stockholder must follow the procedures outlined in Rule 14a-8 under the Exchange Act. We must receive any proposals intended for inclusion in the proxy statement at our principal executive offices, Oclaro, Inc., 2584 Junction Avenue, San Jose, California 95134, Attention: Corporate Secretary, no later than June 1, 2011.

If a stockholder wishes to present a proposal at the 2011 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, the stockholder must also give written notice to us at the address noted above. Our bylaws specify the information that must be included in any such notice, including a brief description of the proposal and the name of the stockholder proposing such business. We must receive this notice at least 90 days, but not more than 120 days, prior to October 27, 2011. However, if the 2011 annual meeting is scheduled to be held prior to October 7, 2011 or after December 26, 2011, the notice must be received no earlier than the 120th day prior to the 2011 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2011 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting is mailed or public disclosure of the date of such meeting is made, whichever occurs first. The adjournment or postponement of the 2011 annual meeting (or the public announcement thereof) will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. If the stockholder fails to provide timely notice of a proposal to be presented at the 2011 annual meeting, the proposal will be untimely, the chairman of the meeting may exclude the proposal from being brought before the meeting and the proxies designated by our board of directors will have discretionary authority to vote on such proposal should it be allowed to come before the meeting.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or 2010 Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our 2010 Annual Report and/or proxy statement to you if you call or write us at the following address or phone number: Oclaro, Inc., 2584 Junction Avenue, San Jose, California 95134, Attention: Corporate Secretary, (408) 383-1400. If you would like to receive separate copies of the 2010 Annual Report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

FINANCIAL STATEMENTS AVAILABLE; INCORPORATION BY REFERENCE

A copy of our Annual Report on Form 10-K for the fiscal year ended July 3, 2010, containing our audited consolidated financial statements for the fiscal year ended July 3, 2010, accompanies this proxy statement. Such consolidated financial statements are hereby incorporated herein by reference.

OTHER MATTERS

Our board of directors knows of no business that will be presented for consideration at the Annual Meeting other than that described above. Under our bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented at the Annual Meeting has passed. However, if any other business should come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse brokerage houses and other persons for their reasonable expenses in connection with this distribution. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

We encourage you to attend the Annual Meeting in person. However, in order to make sure that you are represented at the Annual Meeting, we urge you to vote your shares over the Internet or by telephone as provided in the instruction set forth on the proxy card, or complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. Stockholders who attend the Annual Meeting may vote their stock personally even though they have sent in their proxies.

By order of the Board of Directors,

Alain Couder
President, Chief Executive Officer and Director

September 9, 2010
San Jose, California

Appendix A

OCLARO, INC.
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this Amended and Restated 2004 Stock Incentive Plan (the “Plan”) of Oclaro, Inc. a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of Oclaro, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which Oclaro, Inc. has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options, stock appreciation rights, restricted stock and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant”.

3.	Administration and Delegation

(a) Administration by Board of Directors.  The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees.  To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers.  To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

(d) Awards to Non-Employee Directors.  Discretionary Awards to non-employee directors will only be granted and administered by a Committee, all of the members of which are independent as defined by Section 4200(a)(15) of the NASDAQ Marketplace Rules.

4.	Stock Available for Awards

(a) Number of Shares.  Subject to adjustment under Section 10, Awards may be made under the Plan for up to 23,000,000 shares of common stock, $.01 par value per share, of the Company (the “Common Stock”). Full value awards granted under the Plan, after the approval of this provision by the stockholders at the Company’s 2010 Annual Stockholders Meeting, shall count as 1.25 share of Common Stock for purposes of the share limits under the Plan. If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Further, for the avoidance of doubt, shares of Common Stock tendered to the Company by a Participant to exercise an Award or shares of Common Stock withheld for taxes shall not be added to the number of shares of Common Stock available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Sub-limits.  Subject to adjustment under Section 10, the following sub-limits on the number of shares subject to Awards shall apply:

(1) Section 162(m) Per-Participant Limit.  The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR (as each is hereafter defined) shall be treated as a single Award. The per-Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(2) Limit on Awards other than Options and SARS.  The maximum number of shares with respect to which Awards other than Options and SARs may be granted shall be 23,000,000.

5.	Stock Options

(a) General.  The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(b) Incentive Stock Options.  An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Oclaro, Inc., any of Oclaro, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board pursuant to Section 11(f), including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price.  The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement; provided, however, that the exercise price shall not be less than 100% of the Fair Market Value (as defined below) at the time that the Option is granted.

(d) Duration of Options.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted for a term in excess of 10 years.

(e) Exercise of Option.  Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable or, subject to such conditions as the Board shall specify, on a deferred basis (with the Company’s obligation to be evidenced by an instrument providing for future delivery of the deferred shares at the time or times specified by the Board).

(f) Payment Upon Exercise.  Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as the Board may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) when the Common Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent permitted by applicable law and by the Board, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above permitted forms of payment.

(g) Substitute Options.  In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

(h) Limitation on Repricing.  Unless such action is approved by the Company’s stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the exercise price per share of such outstanding Option (other than adjustments pursuant to Section 10), (2) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the exercise price per share of the cancelled option, and (3) no outstanding Option granted under the Plan may be cancelled in exchange for the payment of cash consideration by the Company, except as provided for upon a Reorganization Event (as defined in Section 10) as contemplated by Section 10(b) or in connection with a similar change in corporate structure or change of control of the Company.

6.	Director Options/Awards

(a) Annual Grant.  On the date of each annual meeting of stockholders of the Company, the Company shall automatically grant to each member of the Board of Directors of the Company who is both serving as a director of the Company immediately prior to and immediately following such annual meeting and who is not then an employee of the Company or any of its subsidiaries, one or more Nonstatutory Stock Options and/or Awards. The type(s) and number(s) of Awards (subject to adjustment under Section 10) shall be as designated by the Board from time to time.

(b) Terms of Director Options/Awards.  Options granted under this Section 6 shall (i) have an exercise price equal to the closing sale price (for the primary trading session) of the Common Stock on the NASDAQ Stock Market or the national securities exchange on which the Common Stock is then traded on the trading date immediately prior to the date of grant (and if the Common Stock is not then traded on the NASDAQ Stock Market or a national securities exchange, the fair market value of the Common Stock on such date as determined by the Board), (ii) be immediately exercisable at the time of grant, (iii) expire on the earlier of 10 years from the date of grant or one year following cessation of service on the Board and (iv) contain such other terms and conditions as the Board shall determine. Awards other than Options shall contain terms and conditions as the Board shall determine pursuant to the terms of the Plan.

(c) Board Discretion.  Notwithstanding anything herein to the contrary, the Board retains the specific authority to from time to time (i) to make additional grants of Nonstatutory Stock Options or Awards to members of the Board who are not employees of the Company or any subsidiary of the Company; and (ii) provide conditions or limitations (such as vesting limitations) applicable to awards and the exercise of options granted under this Section 6.

7.	Stock Appreciation Rights

(a) General.  A Stock Appreciation Right, or SAR, is an Award entitling the holder, upon exercise, to receive an amount in cash or Common Stock or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. SARs may be based solely on appreciation in the fair market value of Common Stock or on a comparison of such appreciation with some other measure of market growth such as (but not limited to) appreciation in a recognized market index. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Board in the SAR Award.

(b) Grants.  SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Award.  When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2) Independent SARs.  A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c) Duration, Exercise Price and Exercise of SARs.  Each SAR shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no SAR shall be exercisable later than the 10th anniversary of its grant date. The exercise price for each grant of an SAR shall not be less than the Fair Market Value of a share of common stock on the date the SAR is granted.

(d) Exercise.  SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

(e) Limitation on Repricing.  Unless such action is approved by the Company’s stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide a measurement price per share that is lower than the measurement price per share of such outstanding SAR (other than adjustments pursuant to Section 10), (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having a measurement price per share lower than the measurement price per share of the cancelled SAR, and (3) no outstanding SAR granted under the Plan may be cancelled in exchange for the payment of cash consideration by the Company, except as provided for upon a Reorganization Event (as defined in Section 10) as contemplated by Section 10(b) or in connection with a similar change in corporate structure or change of control of the Company.

8.	Restricted Stock

(a) General.  The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

(b) Terms and Conditions.  The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. Any Restricted Stock Awards granted after January 25, 2008 that vest solely based on the passage of time shall be: (i) no more than one-third vested prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, if earlier, the date of the first annual meeting held after the date of grant), (ii) no more than two-thirds vested prior to the second anniversary of the date of grant (or, in the case of Awards to non-employee directors, if earlier, the date of the second annual meeting held after the date of grant) and (iii) the balance shall vest at a rate no more than ratably over the period from the second anniversary of the date of grant to the third anniversary of the date of grant (or, in the case of Awards to non-employee directors, if the date of the third annual meeting held after the date of grant is earlier than the third anniversary of the date of grant, the period from the second anniversary of the date of grant to the third annual meeting held after the date of grant). Any Restricted Stock Awards granted after January 25, 2008 that do not vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, if earlier, the date of the first annual meeting held after the date of grant).

(c) Stock Certificates.  Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

(d) Deferred Delivery of Shares.  The Board may, at the time any Restricted Stock Award is granted, provide that, at the time Common Stock would otherwise be delivered pursuant to the Award, the Participant shall instead receive an instrument evidencing the right to future delivery of Common Stock at such time or times, and on such conditions, as the Board shall specify. The Board may at any time accelerate the time at which delivery of all or any part of the Common Stock shall take place. The Board may also permit an exchange of unvested shares of Common Stock that have already been delivered to a Participant for an instrument evidencing the right to future delivery of Common Stock at such time or times, and on such conditions, as the Board shall specify.

9.	Other Stock-Based Awards

Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock-Based Awards, including any purchase price applicable thereto. At the time any Award is granted, the Board may provide that, at the time Common Stock would otherwise be delivered pursuant to the Award, the Participant will instead receive an instrument evidencing the Participant’s right to future delivery of the Common Stock.

10.	Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limits set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option and each Option issuable under Section 6, (iv) the share- and per-share related provisions of each Stock Appreciation Right, (v) the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions of each outstanding Other Stock-Based Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.

(b) Reorganization Events.

(1) Definition.  A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.  In connection with a Reorganization Event, the Board shall take any one or more of the following actions as to all or any outstanding Awards (other than Restricted Stock Awards) on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Options or other unexercised Awards shall become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all such outstanding Options or other Awards, in exchange for the termination of such Options or other Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

To the extent all or any portion of an Option becomes exercisable solely as a result of clause (ii) above, the Board may provide that upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price; such repurchase right (x) shall lapse at the same rate as the Option would have become exercisable under its terms and (y) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to clause (ii) above.

(3) Consequences of a Reorganization Event on Restricted Stock Awards.  Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

11.	General Provisions Applicable to Awards

(a) Transferability of Awards.  Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. Notwithstanding anything to the contrary in this Section 11(a), no Award may be transferred by a Participant to a third party for consideration.

(b) Documentation.  Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion.  Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status.  The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding.  Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with an Award to such Participant. Except as the Board may otherwise provide in an Award, for so long as the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f) Amendment of Award.  The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g) Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration.  The Board may at any time provide that any Award, including any Option and any SAR, shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be. The foregoing sentence shall not apply to (1) Performance Awards granted pursuant to Section 11(i) or (2) Restricted Stock Awards and Other Stock-Based Awards granted, in the aggregate, in excess of 10% of the maximum number of authorized shares set forth in Section 4(a). Notwithstanding any other provision of this Plan (other than Section 11(i), if applicable), the Board may only waive its right to repurchase shares of Common Stock (or waive the forfeiture thereof), remove or modify any part or all of the restrictions or conditions applicable to any Restricted Stock Award or Other Stock-Based Award or provide that such Award will become immediately exercisable or realizable, in full or in part, in excess of 10% of the maximum number of authorized shares set forth in Section 4(a) in extraordinary circumstances which shall include, without limitation, death, disability or retirement of the Participant; or a merger, consolidation, sale, reorganization, recapitalization, or change in control of the Company.

(i) Performance Awards.

(1) Grants.  Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 11(i) (“Performance Awards”), subject to the limit in Section 4(b)(1) on shares covered by such grants. Subject to Section 11(i)(4), no Performance Awards shall vest prior to the first anniversary of the date of grant.

(2) Committee.  Grants of Performance Awards to any Covered Employee intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee. “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(3) Performance Measures.  For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, earnings per share (before or after discontinued operations, interest, taxes, depreciation and/or amortization), operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total stockholder return, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the write-down of any asset, (v) charges for restructuring and rationalization programs, (vi) non-cash compensation expense from stock compensation and (vii) one-time charges or credits. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(4) Adjustments.  Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(5) Other.  The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

12.	Miscellaneous

(a) No Right to Employment or Other Status.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights as Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c) Effective Date and Term of Plan.  The amended and restated Plan shall become effective on the date on which it is approved by the stockholders at the Company’s 2010 Annual Stockholders Meeting, but no Award may be granted under the amended and restated Plan such amended and restated Plan has been approved by the Company’s stockholders. No Awards shall be granted under the Plan after the completion of 10 years from the date the amended and restated Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that, to the extent determined by the Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

(e) Provisions for Foreign Participants.  The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

(f) Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

OCLARO, INC.	VOTE BY INTERNET — www.proxyvote.com
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VOTE BY PHONE — 1-800-690-6903
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OCLARO, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:

Vote on Directors		☐	☐	☐
1.	Election of Directors: Nominees: 01) Alain Couder 02) Joel A. Smith III

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:					For Against Abstain

2.	Amend and restate the 2004 Stock Incentive Plan to approve, among other things, an increase of the shares reserved under the Amended and Restated 2004 Stock Incentive Plan pool from 19,000,000 shares to 23,000,000 shares.				☐ ☐ ☐

3.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.				☐ ☐ ☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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M27076-P01378

PROXY

OCLARO, INC.
ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 27, 2010 2:00 PM PDT

This proxy is solicited by the Board of Directors of Oclaro, Inc. (the “Company”)
     The undersigned, having received notice of the annual meeting of stockholders and the proxy statement thereof and revoking all prior proxies, hereby appoints Alain Couder, Kate Rundle, and Jerry Turin (each with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of the Company to be held on October 27, 2010 at the Company’s headquarters, 2584 Junction Avenue, San Jose, California, and any adjourned or postponed session thereof, and vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present.
     Attendance of the undersigned at the annual meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicate(s) the intention of the undersigned to vote said shares of common stock in person. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.
Unless voting these shares by the Internet or telephone, please vote, date and sign on the reverse side and return promptly in the enclosed postage pre-paid envelope.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes / Comments:

(If you noted any Address Changes / Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE